Exhibit 10.7

Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K because they do not contain information material to an investment or voting decision and such information is not otherwise disclosed in this agreement or the related filing. Certain personally identifiable or other private information has also been omitted from the filed version of this agreement. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

ASSET PURCHASE AGREEMENT

By

and

Between

XRN BETHESDA, LLC,

a delaware limited liability company,

as “PURCHASER”,

and

SILVERSTONE BETHESDA OWNER, LLC

A DELAWARE LIMITED LIABILITY COMPANY,

AS “SELLER”

Dated: May 6, 2026

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of this 6th day of May, 2026 (the “Effective Date”), is made and entered into by and between XRN BETHESDA, LLC, a Delaware limited liability company (“Purchaser”), and SILVERSTONE BETHESDA OWNER, LLC, a Delaware limited liability company (“Seller”).

RECITALS:

A.WHEREAS, Seller owns that certain assisted living facility known as “The Pinnacle North Bethesda”, together with the real property, the improvements and all appurtenances thereto (the “Community”, which defined term shall include all of the Assets (defined below) applicable to the Community).  The Community is located at 11555 Old Georgetown Road, North Bethesda, MD 20852.

B.WHEREAS, the parties desire to enter into this Agreement pursuant to which Purchaser will purchase, accept and assume from Seller, and Seller will sell, convey, transfer and assign to Purchaser, the following (collectively, the “Assets”):

(i)Seller’s right, title and interest in and to the parcel(s) of real property on which the Community is located (including certain adjacent, undeveloped land), such real property being more particularly described on Exhibit A (the “Land”);

(ii)Seller’s right, title and interest in and to all buildings, structures, facilities, amenities, driveways, walkways, parking lots and other improvements located on the Real Property (collectively, the “Improvements”);

(iii)all right, title and interest of Seller, without warranty, in and to any alleys, strips or gores adjoining the Land, any easements, rights of way or other interests in, on, under or to, any land, highway, street, road or right of way, open or proposed, in, under, across, abutting or benefiting the Land, and, to the extent assignable, any pending or future action for condemnation, eminent domain or similar proceeding, or for any damage to the Land by reason of a change of grade thereof, if any, and all other accessions, appurtenant rights and privileges of Seller in and to the Land and the Improvements (collectively, the “Appurtenances” and, together with the Land and the Improvements, collectively, the “Real Property”). Without limiting the foregoing, the Real Property will be in the form of a condominium unit pursuant to that certain Declaration of Condominium for Grand Park Lake Condominium dated February 22, 2023 and recorded February 27, 2023 in Liber 66768 at Folio 186, as amended;

(iv)all of Seller’s right, title and interest in the furniture, fixtures, furnishings, equipment, computers, machinery, mechanical systems, security and alarm systems, or equipment owned by Seller and presently located at the Community or used in connection therewith, including such fixtures and equipment that are subject to any Assumed Equipment Leases (defined below), (collectively, the “FF&E”);

(v)to the extent assignable and without warranty, all Assumed Equipment Leases and Assumed Contracts (each as defined below);

(vi)all Residency Agreements (as defined below);

(vii)to the extent Seller’s interest is assignable without violating any and all applicable laws, rules, regulations, statutes, ordinances or requirements of, or any and all judgments, decrees, writs, injunctions or orders of, any federal, state, local/municipal, foreign or other governmental or regulatory authority (individually, a “Governmental Authority” and collectively, “Governmental Authorities”) in effect as of the date hereof, or as enacted or amended from time to time after the Effective Date (collectively, “Applicable Laws”), and only to the extent Purchaser in its sole discretion elects to assume the same, all Licenses (defined below) relating to or used in connection with the Community or the operation thereof;

(viii)all right, title and interest of Seller in and to the following:  any trademarks, trade names, service marks, trade dress and all variations thereof, including without limitation the name “The Pinnacle North Bethesda”, or any variations thereof; all telephone and facsimile numbers relating to the Community (including all “800” numbers); all post office box addresses associated with the Community; all websites, social media accounts, domain names, websites, e-mail addresses, software or other computer programs used in connection with the operation of the Community; all security deposits posted with respect to any Assumed Contracts and Assumed Equipment Leases; and all security deposits, prepaid rent or fees, reservation deposits, move-in fees, pet or cleaning deposits and other prepaid items and deposits related to the Community or the operation thereof, including without limitation the Residency Agreements;

(ix)all books, data and records (including Word files, Excel files, Power Point files and other electronic versions thereof) related to the operation of the Community, including emails, financial and accounting records, contacts, calendars, CRM, referral source lists, regulatory surveys and reports, incident tracking reports, advertising and marketing materials and competitive analyses, all policy and procedure manuals, all records and reports (except for such records and reports where transfer is prohibited by Applicable Laws) relating to any or all residents residing at the Community from time to time on or after the Effective Date (collectively, “Residents”) (all of the foregoing, collectively, “Resident Records”), all leads regarding prospective residents, all blueprints, construction and architects’ plans and drawings, all engineering data and reports, and all bonds and warranties that relate to the construction or renovation of the Improvements or the condition thereof (collectively, “Books and Records”); and

(x)all right, title and interest of Seller, to the extent assignable and without warranty, in any and all other items of tangible and intangible property used in connection with the ownership, use, operation and maintenance of the Real Property or the Community, excluding any cash, cash equivalents, securities or bank accounts (collectively, together with the FF&E and the items described in clauses (vii), (viii), (ix) and (x) above, the “Personal Property”), and all goodwill of Seller associated with the business operated at the Community (collectively, the “Business”).

NOW, THEREFORE, in consideration of the recitals, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.1Transfer of Assets.  For and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, and subject to the terms and conditions herein provided, Seller shall convey, transfer and assign the Assets to Purchaser, and Purchaser shall purchase, accept and assume the Assets from Seller.

1.2Closing.

(a)Unless this Agreement shall have been terminated pursuant to an express right to terminate as herein provided, the closing hereunder (the “Closing”) shall occur on July 31, 2026 (provided, however, Purchaser acknowledges and agrees that in the event Purchaser plans to close on July 31, 2026, Purchaser shall provide notice of the same to Seller no later than June 30, 2026, but such notice shall not extinguish Purchaser’s right to further extend the Closing Date in accordance with the terms and conditions herein). The date that Closing actually occurs shall be referred to herein as the “Closing Date”. Notwithstanding the foregoing, Purchaser shall have the right to extend the Closing Date to September 1, 2026 by (i) delivering written notice to Seller no later than July 15, 2026 (the “First Closing Extension Notice”), and (ii) by depositing an additional One Million Seven Hundred Ninety-Five Thousand and No/100 Dollars ($1,795,000.00) with Escrow Agent (as defined below) (the “First Purchase Price Increase”) simultaneously with its delivery of the First Closing Extension Notice. Purchaser shall have the right to further extend the Closing Date to October 1, 2026 by (i) delivering written notice to Seller no later than August 15, 2026 (the “Second Closing Extension Notice”), and (ii) by depositing an additional One Million Five Hundred Sixty Thousand and No/100 Dollars ($1,560,000.00) with Escrow Agent (as defined below) (the “Second Purchase Price Increase” and together with the First Purchase Price Increase, the “Purchase Price Increase”) simultaneously with its delivery of the Second Closing Extension Notice. Purchaser shall have the right to further extend the Closing Date to November 1, 2026 by (i) delivering written notice to Seller no later than September 15, 2026 (the “Third Closing Extension Notice”), and (ii) by depositing an additional One Million Three Hundred Sixty Thousand and No/100 Dollars ($1,360,000.00) with Escrow Agent (as defined below) (the “Third Purchase Price Increase” and together with the First Purchase Price Increase and the Second Purchase Price Increase, the “Purchase Price Increase”) simultaneously with its delivery of the Third Closing Extension Notice.  In any event, under no circumstances shall the Closing Date occur later than November 1, 2026 (the “Outside Closing Date”). The Purchase Price Increase (i) shall become non-refundable to Purchaser immediately upon deposit, (ii) shall be promptly released to Seller without any further action or approval by Purchaser, and (iii) shall not apply as a credit against the base Purchase Price payable at Closing. The Closing Date will be effective for accounting purposes as of 12:00:01 a.m. on the Closing Date such that the Closing Date will be a day of income and expense to Purchaser. The parties acknowledge that it is mutually advantageous for the Closing Date to occur on the first (1st) day of the given month of Closing and agree to use good faith efforts to cause the Closing Date to occur on the first (1st) day of such month.

(b)On the Closing Date, all documents and other materials required from Seller under Section 11.1(b) (collectively, the “Seller Documents”) and from Purchaser under Section 11.1(c) (collectively, the “Purchaser Documents”) in order to effectuate the consummation of the Closing shall be delivered to the offices of Title Company (defined below).

1.3Purchase Price.  The aggregate purchase price for the Assets (the “Purchase Price”) shall be One Hundred Seventy Three Million Fifty-Five Thousand and No/100 Dollars ($173,055,000.00), plus any Purchase Price Increase, subject to the prorations and further adjustments as provided for in this Agreement, including without limitation, the Loan Balance Adjustment (defined below). Purchaser acknowledges and agrees that the Purchase Price is determined by considering the outstanding construction loan balance applicable to the Community (the “Construction Loan Balance”), and such Construction Loan Balance is anticipated to be (i) Eighty Seven Million Two Hundred Seventy-Five Thousand and No/100 Dollars ($87,275,000.00) on July 31, 2026, (ii) Eighty-Eight Million Sixty-Five Thousand and No/100 Dollars ($88,065,000.00) on September 1, 2026, (iii) Eighty-Eight Million Five Hundred Sixty-Five Thousand and No/100 Dollars ($88,565,000.00) on October 1, 2026, and (iv) Eighty-Eight Million Nine Hundred Twenty-One Thousand and No/100 Dollars ($88,921,000.00) on November 1, 2026 (each, an “Estimated Construction Loan Balance”). In the event that the actual Construction Loan Balance applicable on the Closing Date (the “Actual Construction Loan Balance”) is higher or lower than the Estimated Construction Loan Balance applicable to such Closing Date as set forth herein, the Purchase Price shall be adjusted to reflect such difference (the “Loan Balance Adjustment”). For the avoidance of doubt, if the Actual Construction Loan Balance is higher than the Estimated Construction Loan Balance applicable to the Closing Date, the Purchase Price shall be increased by the amount that such Actual Construction Loan Balance exceeds such Estimated Construction Loan Balance.  If the Actual Construction Loan Balance is lower than the Estimated Construction Loan Balance applicable to the Closing Date, the Purchase Price shall be decreased by the amount that such Actual Construction Loan Balance is lower than such Estimated Construction Loan Balance.   The Actual Construction Loan Balance shall be determined by a loan payoff statement issued by Seller’s lender, which Seller shall provide to Purchaser no later than five (5) Business Days after receipt of Purchaser’s First Closing Extension Notice, Second Closing Extension Notice, and/or Third Closing Extension Notice, as applicable, or by July 22, 2026 in the event that Purchaser does not issue the First Closing Extension Notice.

1.4Deposit.  Within two (2) Business Days after the Effective Date, Purchaser shall deliver to Title Company, as escrow agent (“Escrow Agent”) an earnest money deposit in the amount of One Million Seven Hundred Thirty Thousand Five Hundred Fifty and No/100 ($1,730,550.00) (the “Initial Deposit”).  Within two (2) Business Days after the expiration of the Due Diligence Period (defined below) and Purchaser’s delivery of the Notice to Proceed (defined below), Purchaser shall deliver to Escrow Agent an additional earnest money deposit in the amount of Three Million Four Hundred Sixty One Thousand One Hundred and No/100 Dollars ($3,461,100.00) (the “Additional Deposit” and, together with the Initial Deposit and all interest accrued on any of the foregoing, collectively, the “Deposit”).  Escrow Agent shall hold the Deposit in one or more interest bearing accounts mutually acceptable to Seller and Purchaser.

(a)At Closing, the Deposit shall be disbursed by Escrow Agent to Seller and applied against the Purchase Price payable at Closing and Purchaser shall receive a credit therefor.

(b)The Deposit shall be held pursuant to a strict joint order escrow account; provided, however, that prior to Purchaser’s waiver of the Due Diligence Period, Escrow Agent shall hold or disburse the Deposit upon the sole order of Purchaser.

1.5Payment of Purchase Price.  At Closing, Purchaser shall pay the Purchase Price, adjusted for any prorations, credits and additions for the benefit of Purchaser or Seller as specified in this Agreement, less the Deposit, by wire transfer of immediately available federal funds to Escrow Agent.

1.6Assumed Liabilities.  At Closing, Purchaser shall not assume any liabilities or obligations of Seller whatsoever, fixed or contingent, other than liabilities and obligations assumed by Purchaser at Closing pursuant hereto with respect to the following only, and then only to the extent such obligations and liabilities relate to periods after Closing: (a) the Assumed Equipment Leases, if any, and (b) the Assumed Contracts, if any. The Assumed Equipment Leases and the Assumed Contracts, if any, are sometimes hereinafter collectively referred to as the “Assumed Liabilities”.  Seller shall retain and discharge in the ordinary course, but in no event later than the Closing Date, all liabilities and obligations of Seller other than the Assumed Liabilities. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Section 1.6 shall be deemed to limit, modify or otherwise affect the provisions of Section 13.15 (As Is), and Seller shall have no liability or obligation to Purchaser or any Purchaser Indemnified Party (defined below) for any claims, losses, damages, costs, expenses, liabilities or obligations of any kind (including claims by third parties) arising out of or relating to the physical condition of the Real Property, the Personal Property, the Community or the Assets, whether such claims arise before, on or after the Closing Date and regardless of whether the events, circumstances or conditions giving rise to such claims occurred or existed prior to the Closing.

1.7Allocation of Purchase Price.  Seller and Purchaser shall cooperate prior to Closing in order to attempt to reach mutual agreement on a reasonable allocation of the Purchase Price among the components of the Assets.  If Purchaser and Seller fail to reach agreement on such allocation, such failure to agree shall not constitute a default of either party hereunder, no allocation of the Purchase Price shall occur on the Closing Statement (defined below), and each of Seller and Purchaser shall be free to allocate the Purchase Price after Closing for all purposes as each shall desire; provided, however, that if Seller and Purchaser do not agree on such allocation by the close of business on the second Business Day before Closing, then the Closing Documents shall reflect the allocation proposed by Purchaser.

1.8Due Diligence Period.  Within five (5) Business Days after the Effective Date, Seller shall provide Purchaser with copies of the due diligence documents associated with the Assets (the “Due Diligence Items”), and during the Due Diligence Period, Seller shall continue to provide additional Due Diligence Items within three (3) Business Days of Seller’s receipt of the same.  For the period commencing on the Effective Date and continuing for sixty (60) days (such period, the “Due Diligence Period”), and continuing thereafter until Closing, Purchaser shall have the right, at Purchaser’s sole cost and expense, to access the Real Property at reasonable times as agreed between Seller and Purchaser in advance to conduct such non-invasive due diligence, surveys, inspections, examinations, environmental inspections, tests and other studies (collectively, the “Studies”) as Purchaser shall determine to be reasonably necessary or appropriate with respect to the Assets and the condition thereof and the operations of the Community, including review at the Community of all Books and Records; provided, however, that Purchaser shall not conduct any invasive testing, including Phase II environmental testing, without Seller’s prior written consent in its sole discretion, provided, however, such consent shall not be required if such Phase II environmental testing is recommended by the related Phase I environmental report so long as Purchaser complies with the following requirements: (i) Seller shall have the right to have a representative of Seller present for any such tests and Purchaser shall give Seller written notice at least two (2) Business Days in advance; (ii) Purchaser shall be responsible for the repair of any damage to the area in which the Phase II was conducted in a manner reasonably acceptable to Seller and upon completion of any test by Purchaser, Purchaser shall promptly return the Assets to substantially the same condition it was in prior to said test; (iii) unless required by court order or otherwise mandatory under applicable law, Purchaser shall not disclose the results of any such tests to any third parties, except for potential investors and lenders and those consultants and attorneys utilized by Purchaser in evaluating whether to proceed with the acquisition of the Assets, and only upon the condition that those third parties be instructed to keep the test results confidential; provided, however, Seller shall have the right, but not obligation to take companion samples simultaneously; and (iv) Purchaser shall use commercially reasonable efforts to ensure that any tests and/or inspections conducted by Purchaser hereunder do not unreasonably interfere with any occupants of the Community. Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties (as defined below) from and against any and all costs, liability, damage, expense, or cause of action that the Seller Indemnified Parties may suffer or incur as a result of Purchaser’s Phase II testing of the Assets; provided, however, such indemnity shall not include matters merely discovered by Purchaser (to the extent not exacerbated by Purchaser or Purchaser’s representatives except in the ordinary course of the performance of such test).  At Seller’s request, Purchaser shall provide Seller with copies of the Phase II or any such reports to which Seller consents as provided above.  Purchaser shall provide Seller with at least two (2) Business Days advance written notice of Purchaser’s intent to communicate with Governmental Authorities in connection with any due diligence of the Assets (other than communication required to obtain customary information to be included in a zoning report of the Community) for Seller’s reasonable approval and Seller shall have the right to participate in any such communication if Seller desires. Purchaser shall not cause any lien or claim of lien or other adverse claim to exist as against the Real Property. Purchaser shall provide Seller with at least two (2) Business Days’ advance notice before entering onto the Real Property (which notice shall be via email sent to Matt Aubé at maube@silverstonehc.com, Bobby Zeiller at bzeiller@silverstonehc.com, and Kim Trapani at ktrapani@jw.com and shall specify the Studies which Purchaser intends to perform), and in each case, Seller’s representative(s) shall have the right to accompany Purchaser and/or Purchaser’s representatives while Purchaser and/or Purchaser’s representatives are on such Real Property. If either party terminates this Agreement, Purchaser shall provide Seller copies of any Studies obtained by Purchaser and shall promptly delete and/or return all Due Diligence Items provided by Seller. Purchaser shall maintain, or cause to be maintained, and shall require that its contractors maintain, or cause to be maintained, Commercial General Liability insurance covering any accident arising in connection with their presence and activities on the Real Property, including, without limitation, products and completed operations coverage, premises liability, personal injury $1,000,000 per occurrence Bodily Injury and Property Damage, $2,000,000 annual aggregate  (it is agreed such limits may be provided by a combination of primary and excess policies). Evidence of the above insurance polic(ies) must be provided in the form of a certificate of insurance prior to Purchaser or Purchaser’s representatives accessing the Real Property. Such insurance polic(ies) shall be maintained in force during the term of this Agreement. In the event that Purchaser receives any notice from an insurance provider of policy cancellation, Purchaser shall promptly notify Seller of the same and Seller shall have the right to terminate this Agreement or Purchaser’s access to the Real Property. In addition to the other obligations of Purchaser as set forth in this Agreement, in conducting any Studies of the Real Property, Purchaser and Purchaser’s representatives shall: (a) use commercially reasonable efforts to minimize disturbance to Residents (defined below), Seller and Manager and not unreasonably interfere with the use, operation or maintenance of the Real Property or the Community, (b) not damage any part of the Real Property, the Community or any personal property owned or held by any Resident, Manager or any third party and promptly repair any damage to the Real Property resulting from such Studies; (c) not injure or otherwise cause bodily harm to Seller, Manager or their agents, guests, invitees, contractors, and employees or any Residents or their guests or invitees; (d) comply with all Applicable Laws; and (e) not communicate with Manager or any Resident about the Assets or the transaction, except as expressly permitted herein, without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole discretion, and Seller shall have the opportunity to participate in such communication if Seller desires.

1.9Unless Purchaser delivers written notice to Seller and Escrow Agent prior to 5:00 p.m. Eastern time on the last day of the Due Diligence Period that Purchaser is electing to go forward with the acquisition of the Assets (the “Notice to Proceed”), then this Agreement shall be deemed automatically terminated, in which event, so long as Purchaser is not in default under this Agreement, Purchaser shall promptly receive a return of the Deposit from Escrow Agent and the parties shall thereafter be released from all further duties and obligations under this Agreement except those that expressly survive termination of this Agreement. In the event that Purchaser timely delivers the Notice to Proceed, Purchaser shall be deemed to have waived its ability to terminate Agreement pursuant to this paragraph and, except as otherwise expressly set forth in this Agreement, the Deposit shall be non-refundable but applicable to the Purchase Price.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, as of the Effective Date (except as otherwise explicitly stated herein), Seller represents, warrants and covenants the following to Purchaser:

2.1Organization and Qualification.  Seller is a duly organized limited liability company, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in Maryland, with full power and authority to own assets and to carry on its business as currently being conducted and to own and operate the Assets as and in the place now owned and operated.

2.2Authority; Binding Effect.

(a)Seller has, and at Closing will have, the full and unrestricted right and limited liability company power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Seller in connection with such transactions, including, without limitation, the Seller Documents.

(b)This Agreement and each Seller Document, upon due execution and delivery by Seller, will constitute the legal, valid and binding obligation of Seller, each enforceable in accordance with its respective terms.

(c)Seller has obtained all required limited liability company consents and approvals required for the execution and consummation of this Agreement, the Seller Documents and all transactions contemplated hereby and thereby.

2.3Approvals.

(a)As of ten (10) Business Days prior to the expiration of the Due Diligence Period (the “Rep Recertification Date”), Seller will provide, to Seller’s Knowledge, a true, complete, and correct list of all permits, licenses, certifications, enrollments, accreditations, exemptions, variances and other authorizations issued to Seller in connection with the ownership, maintenance and operation of the Community (collectively, the “Licenses”), and as of the Rep Recertification Date, Seller shall represent and warrant to Purchaser that any Licenses that are officially issued as of the Rep Recertification Date will be valid, effective, and in good standing, except as otherwise provided in writing by Seller to Purchaser at such time.

(b) To Seller’s Knowledge, Seller and Manager (as defined below), have not received written notice that Seller or the Community are in violation of any restriction or other Applicable Laws in connection with the Licenses. Upon issuance of the Licenses, Seller will be the holder of all of the Licenses, and there is no other person or entity who operates, manages or leases the Community, other than (i) GMSC Bethesda LLC, a Texas limited liability company, as manager (“Manager”), and (ii) Residents pursuant to Residency Agreements.

(c)With respect to (i) the license relating to the sale and/or service of liquor at the Community (the “Liquor License”), Seller has applied for such license from Montgomery County Alcohol Beverage Services and upon issuance of the Liquor License, will be the holder of such license, and (ii) the assisted living residence license for the Community (the “ALR License”), Seller has applied for such license from the Maryland Department of Health, Office of Health Care Quality, and upon issuance of the ALR License, will be the holder of such license.

2.4Contracts.

(a)To Seller’s Knowledge after due inquiry with Manager, as of the Rep Recertification Date, Seller will provide a true, complete, and correct list of all outstanding written contracts or agreements relating to the Assets, including any payor agreements or other agreements relating to the Business, excluding only (i) the Residency Agreements and (ii) the Equipment Leases (such contracts and agreements expressly excluding (i) - (ii), collectively, the “Contracts”) and Seller will have provided to Purchaser copies of each such Contract.  As of the Rep Recertification Date, each Contract shall be in full force and effect and shall valid and enforceable by Seller in accordance with its terms. Seller shall promptly send copies of any new contracts entered into between the Effective Date and the Closing Date. As of the Rep Recertification Date, following due inquiry with Manager, Seller shall represent and warrant to Purchaser that Seller has not received or sent written notice of any default under the terms of any Contracts, except as otherwise provided in writing by Seller to Purchaser at such time.

(b)As of the Rep Recertification Date, Seller shall provide Purchaser with a specimen residency or occupancy agreement for the Community and the rent roll dated as of [June 22, 2026] for the Community (the “Rent Roll”), setting forth the names of Residents pursuant to all residency or occupancy agreements in effect as the date of such Rent Roll, the unit occupied by such Resident, and to Seller’s Knowledge after due inquiry with Manager, the current amounts payable under such residency or occupancy agreements, any outstanding or unapplied free rent or other concessions, and other relevant information. As of the Rep Recertification Date, all such residency or occupancy agreements in effect with Residents will hereinafter collectively be referred to as the “Residency Agreements.” As such agreements are executed and become available, true, correct and complete copies of all Residency Agreements will be located at the Community and access to all Residency Agreements will be been provided by Seller to Purchaser as part of Purchaser’s due diligence review.

2.5Title to Assets and Related Matters.

(a)To Seller’s Knowledge, Seller has received no written notice of any, and to Seller’s Knowledge there are no, pending rezoning or other pending land use actions affecting the Assets. To Seller’s Knowledge, Seller has received no written notice of any, and to Seller’s Knowledge there are no, threatened or contemplated rezoning or other land use actions affecting or which will affect the Assets.

(b)To Seller’s Knowledge, Seller has not received written notice of any, and to Seller’s Knowledge there are no, condemnation or eminent domain proceedings pending or threatened against the Assets or any part thereof.

(c)To Seller’s Knowledge, there are no outstanding options or rights of first refusal to purchase the Assets or any portion thereof or interest therein, other than the options to purchase running in favor of Seller, if any, which will be set forth in the Assumed Equipment Leases.

2.6[Intentionally Omitted].

2.7Equipment Leases.  To Seller’s Knowledge after due inquiry with Manager, as of the Rep Recertification Date, Seller will provide a true, complete and correct list of all machinery, equipment and other tangible property leased to Seller which are used at or relate to the Community (collectively, the “Equipment Leases”) and Seller will have provided Purchaser copies of each such Equipment Lease. As of the Rep Recertification Date, following due inquiry with Manager, Seller shall represent and warrant to Purchaser that Seller has not sent nor received written notice that there exists any occurrence, event, condition or act which, upon the giving of notice or lapse of time or both, would become a default by Seller (or, to Seller’s Knowledge, any other party thereunder) under any such Equipment Lease, except as otherwise provided in writing by Seller to Purchaser at such time.

2.8[Intentionally Omitted].

2.9Patriot Act.  Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”), and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”).  Neither Seller nor, to Seller’s Knowledge, any of its affiliates (a) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (b) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (c) is owned or controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Orders.

2.10Financial Statements.  Beginning on July 15, 2026, Seller shall begin monthly delivery of the Financial Statements (as defined below) to Purchaser, and as of July 15, 2026, Seller shall represent and warrant to Purchaser that the Financial Statements are true, complete and to Seller’s Knowledge, accurate in all respects, present a materially accurate financial position of Seller and the operation of the Community as at such dates and the results of its operations and earnings for the periods indicated thereon, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated.

2.11No Litigation.  As of the Rep Recertification Date, following due inquiry with Manager, Seller shall represent and warrant to Purchaser that to Seller’s Knowledge, there are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or threatened in writing against or relating to Seller, Manager with respect to Manager’s management of the Community, the Community, or any of the Assets, and to Seller’s Knowledge, there are none pending in state courts, or in any federal courts, or pending in other jurisdictions or threatened, at law or in equity, by or before any federal, state or municipal court or other Governmental Authority, except as otherwise provided in writing by Seller to Purchaser at such time.

2.12Employee and Labor Relations. All personnel engaged in operating the Community, or who will be engaged by Seller to operate the Community, are employees of Manager and, to Seller’s Knowledge, are employees-at-will.  Seller has no Employees.

2.13Knowledge Defined.  As used in this Agreement, the term “Seller’s Knowledge” or “Knowledge of Seller” means and is limited to the current actual knowledge of Robert H. Zeiller  and Matt Aubé, the Chief Executive Officer and Managing Director and Chief Financial Officer, respectively, of Seller (collectively, the “Seller Knowledge Parties”) without any duty of inquiry or investigation unless specified above; provided that so qualifying Seller’s Knowledge shall in no event give rise to any personal liability on the part of the Seller Knowledge Parties or any other officer or employee of Seller or Manager on account of any breach of any representation or warranty made by Seller herein. Seller’s Knowledge or the Knowledge of Seller expressly excludes constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry beyond what is required as set forth herein. No broker, agent or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants the following to Seller:

3.1Corporate Organization; Etc.  Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with full power and authority to own assets and to carry on its business as it is now being conducted.

3.2Authorization, Binding Effect.  Purchaser has, and at Closing will have, the full and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and, in all agreements, instruments and documents being or to be executed and delivered by Purchaser in connection with such transactions.  The consummation of the transactions contemplated herein have been duly authorized and approved by all necessary limited liability or corporate action of Purchaser.  This Agreement and each such other agreement, instrument and document, upon due execution and delivery by Purchaser, will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms.

3.3No Conflicts.  The execution, delivery and performance of this Agreement and any of the Purchaser Documents by Purchaser does not and will not conflict with or result in a breach of any of the provisions of any agreement to which Purchaser is a party.

3.4Patriot Act.  Purchaser is in compliance with the Orders.  Neither Purchaser nor any of its affiliates (a) is listed on the Lists, (b) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (c) is owned or controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Orders.

ARTICLE IV.

COVENANTS OF SELLER

Seller covenants and agrees during the period after the Effective Date and through and including the Closing Date as follows:

4.1Regular Course of Business.  Seller shall at Seller’s sole cost and expense:  (a) maintain the Assets in good order and repair consistent with Seller’s past practices and/or practices at other similar communities owned, or formerly owned, by Silverstone Senior Living (“SSL”); (b) timely pay all rents and other payments due on or before the Closing under, and otherwise maintain and comply with, all Contracts, all Equipment Leases, and all Residency Agreements; (c) following the expiration of the Due Diligence Period, not make any material changes or modifications in any existing Contracts or Equipment Leases without Purchaser’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, if Purchaser fails to respond to a consent request within five (5) Business Days after receipt of such request, Purchaser shall be deemed to have consented. Notwithstanding the foregoing, Purchaser further acknowledges that Seller will need to enter into Contracts or Equipment Leases between the Effective Date and the Due Diligence Period, and in the event Seller desires to enter into a new Contract or Equipment Lease during the Due Diligence Period, Seller shall be permitted to do so without Purchaser’s consent so long as Seller provides Purchaser with at least five (5) Business Days notice to review such Contracts or Equipment Leases; (d) be permitted to enter into new residency agreements with new Residents on substantially the same terms and conditions as are consistent with Seller’s past practices and/or practices at other similar communities owned, or formerly owned, by SSL (which terms may include the Concessions (as defined below)); (e) keep in full force and effect present insurance policies through the Closing Date, or if such policies have not been entered into as of the Effective Date, enter into insurance policies consistent with Seller’s past practices and/or practices at other similar communities owned, or formerly owned, by SSL; (f) use its commercially reasonable efforts to maintain in good standing all Licenses; and (g) not allow the number of Residents at the Community to exceed the legal capacity for the Community. Notwithstanding the foregoing, Seller may, without obtaining Purchaser’s consent, enter into or make non-economic changes or modifications to Contracts, Equipment Leases or Residency Agreements as Seller deems reasonably necessary in an emergency situation or for the health and safety of the Residents and the Community and agrees to notify Purchaser as promptly as possible following any such emergency event.

4.2No New Borrowing.  From and after the Effective Date, Seller shall not create or cause to become effective any Monetary Encumbrance caused by, through or under Seller and not consented to by Purchaser that Seller will not release or discharge at Closing.

4.3Taxes.  Seller shall file all federal, state and local returns, and, to the extent applicable, estimates and reports and pay all amounts then due, for all taxes for all periods through and including the Closing Date to the extent due and payable at any time prior to the Closing Date hereunder and otherwise to the extent necessary to transfer the Community to Purchaser in accordance with the terms of this Agreement.

4.4No Disposition of Assets.  Except for Assets depleted and replaced in the ordinary course, Seller shall not sell, lease or otherwise dispose of or distribute any of the Assets or properties related thereto or necessary for operation of the Community and, to the extent depleted or replaced in the ordinary course, Seller shall restock and replenish any portion of the Assets consumed or used between the Effective Date and the Closing Date with Assets of equal or superior quality.

4.5Confidentiality.  Seller will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement and all information relating to Purchaser (“Purchaser Confidential Information”) and such information shall not at any time be used for the advantage of Seller or disclosed to third parties (including Employees and Residents) by Seller or its broker, lenders, investors, attorneys, members of professional firms and Manager (and their respective agents, representatives, attorneys, consultants and employees) directly involved in the transaction contemplated by this Agreement (“Seller’s Representatives”), other than to the extent necessary to consummate the transactions contemplated hereby or as mutually agreed. For purposes of the obligations of Seller and Seller’s Representatives to treat Purchaser Confidential Information confidentially, the term “Purchaser Confidential Information” does not include information which: (i) is in connection with communications with Governmental Authorities regarding licensing and the Governmental Approvals (as defined below) as permitted under this Agreement; (ii) at the time of disclosure to Seller or a Seller’s Representative, was generally available to the public or becomes generally available to the public after the time of disclosure; (iii) was already known to Seller or a Seller’s Representative, or in Seller or any Seller’s Representative’s possession on a non-confidential basis prior to its disclosure to Seller or a Seller’s Representative by or on behalf of Purchaser; (iv) becomes available to Seller or a Seller’s Representative on a non-confidential basis from a third party not obligated to keep such information confidential; or (v) is independently developed by Seller or a Seller’s Representative without use of Purchaser Confidential Information. Notwithstanding anything to the contrary hereinabove set forth, Seller may disclose such Purchaser Confidential Information on a need-to-know basis to Seller’s Representatives. Seller may disclose such Purchaser Confidential Information as any governmental agency may require in order to comply with applicable laws or a court order, provided that Seller shall provide prompt prior written notice of such requirement to the extent not prohibited by law or regulation in order to enable Purchaser to seek a protective order or other appropriate remedy (if so desired) prior to such disclosure. If such remedy is not obtained or Seller otherwise remains legally compelled to disclose such Purchaser Confidential Information, Seller may disclose only such Purchaser Confidential Information that, based on the advice of its counsel or compliance professionals, it is required to disclose and will give advance notice to Purchaser of the Purchaser Confidential Information to be disclosed as is practicable and legally permissible under the circumstances. Notwithstanding anything to the contrary in this Agreement, Seller may disclose Purchaser Confidential Information requested by any regulatory or governmental agency during the course of a routine, non-targeted examination, without complying with the foregoing notice or cooperation requirements. Except as set forth in Section 13.13 of this Agreement, all other public announcements by Seller shall be subject to Purchaser’s prior written approval, which may be withheld or conditioned in Purchaser’s sole discretion.

4.6Title Insurance and Survey.  Prior to or within three (3) days after the Effective Date, Seller shall order, at Purchaser’s sole cost and expense, a title commitment for the Community (the “Title Commitment”), issued by Stewart Title and Escrow, Inc., 4035 Ridge Top Road, Suite 150, Fairfax, VA 22030 (the “Title Company”), which Title Commitment shall contain a commitment by the Title Company to issue to Purchaser a title insurance policy on an extended coverage ALTA Owner’s form (the “Title Policy”). Purchaser shall be responsible, at its sole cost and expense, for ordering a new survey for the Community (the “Survey”) if desired by Purchaser. At Closing, Seller will execute and deliver such customary documents and instruments as the Title Company shall reasonably require to enable Title Company to issue the Title Policy to Purchaser in form and substance reasonably acceptable to Seller and the Title Company. No later than ten (10) days prior to the expiration of the Due Diligence Period (“Purchaser’s Objection Deadline”), Purchaser shall give written notice to Seller accepting or objecting to the Title Commitment and the Survey, with any such notice of objection specifying the exceptions or other matters other than the Permitted Exceptions (defined below) to which Purchaser objects (“Purchaser’s Objections”).  The failure of Purchaser to object to any matter reflected in the Title Commitment or the Survey by Purchaser’s Objection Deadline shall be deemed a waiver by Purchaser of any right to object to any matter so shown; provided, however, Seller shall be unconditionally obligated to pay at

Closing any outstanding indebtedness evidenced by, and cause the release of, any monetary encumbrance created by, through or under Seller (collectively, “Monetary Encumbrances”), and Seller shall have the right to apply proceeds from the Purchase Price at Closing for such purpose, irrespective of whether Purchaser objects to same.  Seller will have until five (5) days prior to the expiration of the Due Diligence Period to give Purchaser its written notice of which Purchaser’s Objections Seller elects to eliminate or cure, if any (a “Purchaser’s Objections Response”). If Seller does not deliver a Purchaser’s Objections Response within the time period set forth above, Seller shall be deemed to have elected not to eliminate or cure any Purchaser’s Objections. If Seller agrees to eliminate or cure Purchaser’s Objections, Seller will be obligated to do so at its cost on or before Closing.  In the event Seller elects not to cure Purchaser’s Objections, Purchaser must elect, within three (3) Business Days of Seller’s election or deemed election not to cure, but in all events prior to the expiration of the Due Diligence Period, to accept such Purchaser’s Objections without adjustment to the Purchase Price or, alternatively, elect to terminate this Agreement.  In the event Purchaser so elects to terminate this Agreement, then, so long as Purchaser is not in default under this Agreement, the Deposit shall be returned to Purchaser and except for the rights and obligations which expressly survive such termination, any and all rights or obligations of Seller and Purchaser under this Agreement shall terminate and be of no further force or effect.  In the event that at any time on or prior to Closing, an update of the Title Commitment or the Survey reveals any items other than Permitted Exceptions and not previously disclosed by the Title Commitment or the Survey that were not caused by or consented to by Purchaser and would have a material adverse effect on title to the Real Property or Purchaser’s operation of the Assets as an assisted living facility after Closing (“Newly Arising Matters”), then Purchaser shall give notice to Seller of such Newly Arising Matters objectionable to Purchaser within three (3) Business Days after Purchaser’s receipt of such Newly Arising Matters (a “Newly Arising Matters Objection Notice”), and Seller shall have five (5) Business Days from its receipt of such Newly Arising Matters Objection Notice within which to elect to cure or cause the release of the same (a “Newly Arising Matters Objection Response”). If Seller does not deliver a Newly Arising Matters Objection Response within the time period set forth above, Seller shall be deemed to have elected not to cure any Newly Arising Matters. Any Newly Arising Matters and any Purchaser Objections that Seller has agreed to cure will be cured by Seller on or before Closing, which cure may be effected by payment and discharge of the objectionable item or by causing the Title Company to remove the same as an exception or affirmatively insure over such item to adequately address Purchaser’s concerns with respect to such matter.  In the event Seller shall fail or refuse to cure or be deemed to have elected to refuse to cure any Newly Arising Matters or any Purchaser’s Objection that Seller has agreed to cure, Purchaser shall have the right to advise Seller in writing of Purchaser’s election (x) to accept such Newly Arising Matters and proceed to Closing without adjustment to the Purchase Price, or (y) to terminate this Agreement by notice to Seller, in which case, so long as Purchaser is not in default under this Agreement, the Deposit shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder except for those which expressly survive the termination hereof. For purposes of this Agreement, the term “Permitted Exceptions” shall mean the following (excluding Monetary Encumbrances): (i) all matters that are shown in the Title Commitment and/or disclosed on the Survey, other than the Purchaser’s Objections that Seller agrees to cure; (ii) all matters disclosed in any update to the Title Commitment, other than the Newly Arising Matters identified in a Newly Arising Matters Objection Notice that Seller agrees to cure, (iii) local, state and federal laws, ordinances or governmental regulations, including, but not limited to zoning laws and ordinances and land use regulations, (iv) rights of tenants and residents in possession under rental agreements with respect to the Community and the Residency Agreements in effect as of Closing, as tenants only and without any right or option to purchase; (v) the lien of taxes and assessments that are not delinquent as of Closing, (vi) matters arising by, through or under Purchaser, and (vii) any rights of licensees or other third parties under any Assumed Contracts.

4.7Financial Information.  Beginning on July 15, 2026 with respect to the June Community income statements and updated rent rolls, Seller shall deliver to Purchaser monthly Community income statements and updated rent rolls (the “Financial Statements”) not later than the fifteenth (15th) day of the next succeeding calendar month.

4.8SEC Financial Statements Cooperation (Rule 3-14/Item 9.01).  Seller shall, and shall use commercially reasonable efforts to cause Manager to, reasonably cooperate with Purchaser and Purchaser’s auditors in connection with Purchaser’s preparation of any financial statements, schedules, or other financial information relating to the Real Property, the Community and/or the Business that Purchaser determines, in its good faith judgment, may be required to be filed or furnished pursuant to applicable securities laws (including, without limitation, the Securities Exchange Act of 1934, as amended) or the rules and regulations of the Securities and Exchange Commission, including the requirements of Regulation S-X (including Rule 3-14 or Rule 3-05, as applicable) and/or Item 9.01 of Form 8-K (collectively, “SEC Financial Statements”). Such cooperation may include, without limitation: (a) providing Purchaser and Purchaser’s auditors reasonable access during normal business hours, upon at least two (2) Business Days’ notice, to Books and Records, general ledger detail, trial balances, revenue and expense support, rent rolls and occupancy statistics, invoices and vendor agreements, bank statements (to the extent maintained for the Community), and such other information reasonably required to prepare the SEC Financial Statements; (b) making available, upon at least two (2) Business Days’ notice, appropriate employees of Seller and/or Manager (and, if applicable, Seller’s independent accountants) for reasonable interviews and inquiries; and (c) executing and delivering customary representation letters (in form and substance reasonably acceptable to Seller), certifications and consents, with appropriate qualifications, reasonably required by Purchaser’s auditors in connection with the audit or review of any SEC Financial Statements. Purchaser shall be responsible for all out-of-pocket costs and expenses of Purchaser’s auditors incurred in connection with the preparation of any SEC Financial Statements and Seller shall not be required to incur any cost or expense, and shall be promptly reimbursed by Purchaser for any out-of-pocket expenses incurred by Seller, in connection with this Section 4.8. The covenants in this Section 4.8 shall survive Closing for a period of one (1) year.

4.9Employees; PTO and Employee Bonuses. For the avoidance of doubt, the parties intend for there to be continuity of employment at Closing. Following the expiration of the Due Diligence Period, Seller shall cause Manager to cooperate with Purchaser and Purchaser’s operator in informing Manager’s employees at the Community of the planned sale of the Community. After the employees have been so informed, Seller shall, and shall cause Manager to, permit and allow reasonable access by Purchaser and Purchaser’s operator to meet with the employees at the Community to answer questions and concerns they may have and to make offers of post-Closing employment to any of the employees at the Community, which employees shall be allowed to accept such offers without penalty, competing offer or interference. Those employees that accept employment with Purchaser’s operator shall, at Closing, become employees of Purchaser’s operator and shall be referred to herein as the “Transferred Employees”. At Closing, Seller shall cause Manager to terminate all of Manager’s employees at the Community and shall cause Manager to pay to them any wages which are due as of the Closing Date under Manager’s employment policies and Applicable Law of the state of Maryland. Purchaser agrees to cause Purchaser’s operator or manager, as applicable, to extend an offer of employment to a sufficient number of employees at the Community upon sufficient terms such that Manager will not be required to give notice to the employees at the Community of the sale of the Community provided for herein under the provisions of the federal Workers Adjustment and Retraining Notification Act or any other applicable similar state or local laws (collectively, the “WARN Act”), and Purchaser shall cause Purchaser’s operator or manager, as applicable, make such offers of employment at least one (1) day prior to the Closing Date. Seller shall cause Manager to pay as and when due such Employees’ unused but accrued vacation, personal pay, or other paid time off and all accrued and unpaid bonuses (the “Employee Benefits”) per Manager’s employment policies and Applicable Law of the state of Maryland.  Purchaser acknowledges and agrees that Seller is relying on Purchaser’s agreement as set forth in this Section 4.9, as it relates to Manager not giving notice to the employees at the Community of the sale of the Community provided for herein under the provisions of the WARN Act, and Purchaser shall indemnify Seller for Seller Indemnified Losses under the WARN Act arising from or related to the transaction contemplated by this Agreement (including Purchaser’s or Purchaser’s operator’s or manager’s, as applicable, failure to hire a sufficient number of Manager’s employees at the Community such that any advance notice obligations are triggered under the WARN Act). To the extent permitted by Applicable Law, Seller shall, or shall cause Manager to deliver to Purchaser’s operator or manager, as applicable, either the originals or the full and complete copies of all employee records for all Transferred Employees. Seller and Manager shall have satisfied such obligation as long as all such employee records are present at the Community on the Closing Date. Seller shall cause Manager to remove from the Community all records of former employees who are not Transferred Employees. This Section 4.9 shall survive Closing.

4.10Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Seller shall give Purchaser prompt written notice of any event, change or occurrence on or after the Effective Date that would make any representation or warranty of Seller materially inaccurate or materially incorrect as of the time of such event, change or occurrence or will prevent Seller from making the same representations and warranties as set forth herein on and as of the Closing Date (other than representations and warranties that speak as of another stated date) (a “Seller Update Notice”); provided, however, that Seller shall not be required to provide a Seller Update Notice with respect to the items identified in the final sentence of this Section 4.10 so long as Seller otherwise complies with the terms and conditions of this Agreement. If the Seller Update Notice discloses a material misrepresentation which would materially adversely affect Seller’s ability to consummate the transaction or Purchaser’s title to or operation of the Community after Closing, then Purchaser shall have the right to either (i) terminate this Agreement within five (5) Business Days after receipt of the Seller Update Notice, receive an immediate refund of the Deposit, or (ii) elect not to terminate this Agreement, in which event the applicable representations and warranties shall be deemed to be updated to reflect the information contained in the Seller Update Notice and Seller shall not have any liability for breach of such representations and warranties. If Purchaser does not terminate this Agreement within the time period set forth above, Purchaser shall be deemed to have elected option (ii) above. Notwithstanding the foregoing, any representations and warranties made by Seller (A)

with respect to the Rent Roll, the Licenses, the Contracts, Residency Agreements and the Equipment Leases, may be updated and modified to accord with the facts as they exist as of the Closing Date without such modifications constituting a default by Seller under Article 12 herein, or a failure of a condition to the obligation of Purchaser under Article 9 herein, provided that such modifications reflect changes to the Rent Roll, Licenses, Contracts, Residency Agreements and/or Equipment Leases as expressly permitted in this Agreement, and (B) with respect to any matter other than that described in clause (A) above may be updated and modified to accord with the facts as they exist as of the Closing Date without such modifications constituting a default by Seller hereunder, provided that such modifications are not the result of any breach by Seller of any covenants expressly provided for in this Agreement.

ARTICLE V.

COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that:

5.1Confidentiality.  Prior to Closing, Purchaser will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement, all information relating to Seller, and all information related to the Assets and the Community (other than information which is a matter of public knowledge) (“Seller Confidential Information”) and such information shall not at any time be used by Purchaser or its broker, lenders, investors, attorneys, or members of professional firms (and their respective agents, representatives, attorneys, consultants and employees) directly involved in the transaction contemplated by this Agreement (“Purchaser’s Representatives”), other than to the extent necessary to consummate the transactions contemplated hereby or as mutually agreed by Seller and Purchaser. For purposes of the obligations of Purchaser and Purchaser’s Representatives to treat Seller Confidential Information confidentially, the term “Seller Confidential Information” does not include information which: (i) is in connection with communications with Governmental Authorities regarding licensing and the Governmental Approvals as permitted under this Agreement; (ii) at the time of disclosure to Purchaser or a Purchaser’s Representative, was generally available to the public or becomes generally available to the public after the time of disclosure; (iii) was already known to Purchaser or a Purchaser’s Representative, or in Purchaser or any Purchaser’s Representative’s possession on a non-confidential basis prior to its disclosure to Purchaser or a Purchaser’s Representative by or on behalf of Seller; (iv) becomes available to Purchaser or a Purchaser’s Representative on a non-confidential basis from a third party not obligated to keep such information confidential; or (v) is independently developed by Purchaser or a Purchaser’s Representative without use of Seller Confidential Information. Notwithstanding anything to the contrary hereinabove set forth, Purchaser may disclose such Seller Confidential Information on a need-to-know basis to Purchaser’s Representatives. Purchaser may disclose such Seller Confidential Information as any governmental agency may require in order to comply with applicable laws or a court order, provided that Purchaser shall provide prompt prior written notice of such requirement to the extent not prohibited by law or regulation in order to enable Seller to seek a protective order or other appropriate remedy (if so desired) prior to such disclosure. If such remedy is not obtained or Purchaser otherwise remains legally compelled to disclose such Seller Confidential Information, Purchaser may disclose only such Seller Confidential Information that, based on the advice of its counsel or compliance professionals, it is required to disclose and will give advance notice to Seller of the Seller Confidential Information to be disclosed as is practicable and legally permissible under the circumstances. Notwithstanding anything to the contrary in this Agreement, (i) Purchaser may disclose Seller Confidential Information requested by any regulatory or governmental agency during the course of a routine, non-targeted examination, without complying with the foregoing notice or cooperation requirements, (ii) Purchaser may disclose Seller Confidential Information to the extent required by the Securities Exchange Act of 1934, as amended and the rules and regulations of the Securities and Exchange Commission and (iii) Purchaser may disclose Seller Confidential Information in connection with a customary earnings press release or transaction announcement press release and such press release will be subject to the review and approval of the Seller with such approval not to be unreasonably withheld, so long as Purchaser provides Seller at least five (5) Business Days’ notice prior to such announcement and Purchaser acknowledges and agrees that Seller shall have the right to communicate information regarding this transaction to the Residents prior to Purchaser’s press release or transaction announcement press release.

5.2Indemnification with Respect to Access to the Real Property.   Purchaser hereby indemnifies and holds Seller and its partners, members, managers, officers, directors and affiliates and their respective partners, members, managers, officers, directors, employees, agents and representatives (collectively, “Seller Parties”, each a “Seller Party”) harmless from and against any claims for injury or death to persons, damage to property, or other losses, liens, damages, expenses (including reasonable attorneys’ fees) or claims to the extent arising from any action or inaction of Purchaser or Purchaser’s representatives in conducting the Studies or breach of the terms and conditions with respect to Purchaser’s access to the Real Property set forth in this Agreement provided, that Purchaser shall have no liability to, nor shall it indemnify, any Seller Party to the extent that any claims arise from conditions existing on or at the Real Property prior to Purchaser and Purchaser’s representatives conducting of any Studies (i.e., latent environmental contamination) so long as Purchaser’s or Purchaser’s representative’s actions do not aggravate any pre-existing condition and liability of such Seller Part(ies) and then, Purchaser’s liability shall be limited only to the extent of the aggravation directly and proximately caused by Purchaser or Purchaser’s representatives. Purchaser waives and releases any claims, damages or other remedies of any kind whatsoever against the Seller Parties for property damage or bodily injury or death of Purchaser or Purchaser’s representatives arising out of entry onto the Real Property, except to the extent arising out of gross negligence or willful misconduct of any Seller Party. The provisions of this Section 5.2 shall survive any termination of this Agreement for a period of twenty-four (24) months. Purchaser further undertakes that any damage occasioned to the Real Property, Personal Property or the Community caused by Purchaser or Purchaser’s representatives as a result of any such Studies shall be cured by Purchaser restoring the Real Property, Personal Property or portion of the Community disturbed or damaged back to its pre-entry and pre-disturbed state at its sole cost and expense and at no cost to Seller.

5.3Assumption of Contracts and Equipment Leases.  Purchaser shall be deemed to have elected to assume all Contracts and all Equipment Leases other than Seller’s existing Management and Marketing Services Agreement between Seller and Manager dated June 11, 2024 (the “Existing Management Agreement”) and leasing agreement, if any, which assumed Contracts and Equipment Leases are referred to as the “Assumed Contracts” and the “Assumed Equipment Leases”.  At Closing, Purchaser, and Manager, if applicable, and Seller shall execute and enter into the form of assignment and assumption agreement attached hereto as Exhibit B (the “Assignment and Assumption Agreement”) whereby Seller and Manager, if applicable shall assign and Purchaser shall assume the Assumed Contracts, the Assumed Equipment Leases and the

Residency Agreements. Seller shall bear any costs and expenses of obtaining any consents to such assumption of the Assumed Contracts and the Assumed Equipment Leases.  All amounts received or payable under the Assumed Contracts and the Assumed Equipment Leases shall be prorated through the Closing Date pursuant to Section 11.3 and Section 11.5.

5.4Resident Records.  Purchaser understands that all of the Resident Records are being transferred to Purchaser subject to the requirements of Applicable Laws.  In addition, if and to the extent permitted by Applicable Law, Purchaser agrees to allow Seller, or Seller’s agents or representatives upon reasonable advance notice, to examine from time to time such Resident Records relating to the period of Seller’s operation of the Community, to promptly cooperate with Seller, Seller’s agents or representatives in their examination or review of such Resident Records, and to permit Seller to make copies thereof, upon request.

5.5Cooperation.  Purchaser shall cooperate with Seller and provide reasonable access to the Books and Records in Purchaser’s possession which are required by Seller to respond to any litigation, government audit or third-party payor audit, upon reasonable advance notice and to the extent permitted by Applicable Law.

5.6Governmental Approvals.

(a)Purchaser hereby acknowledges and agrees that pursuant to Maryland law, the Liquor License shall terminate at Closing and Purchaser shall be solely responsible for obtaining a new liquor license for the Community issued by Montgomery County Alcohol Beverage Services for the benefit of Purchaser or its designee (the “New Liquor License”); provided, however, if the New Liquor License has not been issued as of the Closing Date, the Liquor License shall remain in effect in accordance with the terms and conditions in this Section 5.6(c). Purchaser hereby acknowledges and agrees that pursuant to Maryland law, the existing ALR License shall terminate at Closing and Purchaser shall be solely responsible for obtaining a new Assisted Living Residence License issued by the Maryland Department of Health, Office of Health Care Quality, benefiting Purchaser or its designee (a “New ALR License”; together with the New Liquor License, the “New Licenses”); provided, however, if the New ALR License has not been issued as of the Closing Date, the ALR License shall remain in effect in accordance with the terms and conditions in this Section 5.6(c).

(b)Purchaser acknowledges and agrees that as of the Effective Date, Seller has not yet been issued the Liquor License or ALR License, and Purchaser shall not submit applications for the New Licenses to the applicable Governmental Authorities until Seller provides written confirmation of its receipt of the Liquor License and the ALR License. Notwithstanding the foregoing, promptly following Seller’s notice to Purchaser of its receipt of the Liquor License and the ALR License (but in any event, no later than forty-five (45) days prior to the date Purchaser reasonably expects the New Licenses to be issued), Purchaser shall make or cause Purchaser’s operator to make all required filings with the applicable Governmental Authorities, and shall promptly seek to obtain all permits, approvals, authorizations and consents of all Governmental Authorities required in connection with the New Licenses, including, without limitation, filing applications to obtain all necessary or appropriate approvals for including, without limitation, the New Licenses, agreements, certificates and other consents from all Governmental Authorities and third parties, and any district, or other governmental agency or administrative body that authorizes or regulates the operation of the Community (individually and collectively, “Governmental Approvals”). Seller shall also provide notice to the applicable Governmental Authorities (the “Transfer Notice”) no later than forty-five (45) days prior to the date Purchaser reasonably expects the New Licenses to be issued, and such Transfer Notice shall state how the Residents and their representatives will be informed of change of ownership, and the steps Purchaser will take to help the Residents secure comparable housing and assistance, if necessary. Upon Purchaser’s or Seller’s written request for such required information, as applicable, Seller or Purchaser shall, or Seller shall cause Manager to, reasonably cooperate with the other party in providing such information necessary for such party to submit all such applications and required documents to the Governmental Authorities for the New Licenses. Each party shall furnish promptly to each other party all information that is not otherwise available to the other party and required in connection with the Governmental Approvals that such party may reasonably request in connection with any such filing. Purchaser shall keep Seller reasonably informed as to its progress with respect to obtaining the Governmental Approvals. In the event that this Agreement is terminated after Purchaser has made filings with Governmental Authorities for the Governmental Approvals, Purchaser shall promptly withdraw such filings at Purchaser’s sole cost and expense and shall notify Seller when such withdrawal is complete. This obligation to withdraw such filings survives termination of this Agreement. The provisions of this Section 5.6(b) shall survive Closing.

(c)Seller and Purchaser acknowledge and agree that the parties are unlikely to receive the New Licenses prior to the Closing Date, and therefore, Seller and Purchaser’s operator shall enter into such documents and agreements as may be necessary and permitted under applicable laws to cause the existing license holder to remain in place as the licensee, subject to, if required, the prior notice to, or approval of, such temporary arrangement from all relevant federal, state, and local governmental or administrative agencies or authorities, or other relevant parties (as applicable) (collectively, the “Bridging Documents”) until the New Licenses are obtained.  Such Bridging Documents shall include, to the extent the applicable New Licenses are not obtained at least three (3) business days prior to Closing, (i) a duly executed agreement pursuant to which Purchaser or Purchaser’s operator assumes management of the Community on the Closing Date and manages as a tenant, subtenant and/or manager operating under Seller’s license and authority until such time as the New ALR License is issued in Purchaser’s or Purchaser’s operator’s name, which lease/management will be noneconomic (i.e. no rent or management fees will be paid or payable by either party) and will be solely to facilitate the transition of management to Purchaser or Purchaser’s operator (the “Interim Management Agreement”), (ii) a duly executed agreement pursuant to which Purchaser or Purchaser’s operator subleases the Property to the licenseholder until such time as the New ALR License is issued in Purchaser’s or Purchaser’s operator’s name, which sublease will be noneconomic (i.e. no rent or other amounts will be paid or payable by either party) and will be solely to facilitate the transition of management to Purchaser or Purchaser’s operator (the “Interim Sublease Agreement”), and (iii) a duly executed agreement pursuant to which Purchaser or Purchaser’s operator assumes operations of the Community on the Closing Date and operates as a tenant, subtenant or manager operating under the Community’s existing Liquor License until such time as the New Liquor License is issued in Purchaser’s or Purchaser’s operator’s name, which lease/management will be noneconomic (i.e. no rent or management fees will be paid or payable by either party) and will be solely to facilitate the transition of operations to Purchaser or Purchaser’s operator (the “Interim Liquor License Agreement”). The parties have agreed on the forms of the Bridging Documents which are attached hereto as Exhibit H. Purchaser and Seller shall promptly notify and keep the other reasonably advised as to (i) any communication from all such Governmental Authorities regarding any of the transactions contemplated in this Section, and (ii) any claim or proceeding pending and known to such Party or, to such Purchaser’s knowledge or Seller’s knowledge, as applicable, threatened in writing, which challenges the transactions contemplated by this Article V.  In furtherance and not in limitation of the foregoing, Purchaser and Seller shall reasonably cooperate and use their respective commercially reasonable efforts to obtain the New Licenses, and to respond to any request for information from any governmental authority having jurisdiction over the applicable Property or such other Persons from which or whom such New Licenses are sought.  Seller shall provide, to the extent in Seller’s possession or control, all financial and other information with respect to such Seller’s Property and the operation thereof as may be reasonably requested by the Governmental Authorities from time to time in connection with the New Licenses.  The provisions of this Section 5.6(c) shall survive Closing.

5.7Changes in Representations and Warranties.  Throughout the period from the Effective Date through and including the Closing Date, Purchaser shall give Seller prompt written notice of any representation and warranty made by Purchaser in this Agreement which becomes materially inaccurate or incorrect, to the extent Purchaser obtains knowledge of such inaccuracy or incorrectness.

5.8New Management Agreement. Purchaser, or Purchaser’s designated affiliates, shall use good faith efforts to negotiate a new property/operations management agreement for the Assets with Manager (the “New Management Agreement”), to be effective as of the Closing Date, providing that Manager will manage the Assets upon Closing. The parties acknowledge that Purchaser may implement an operating structure consistent with Article VI, and accordingly Seller and Purchaser agree that the New Management Agreement shall include customary provisions evidencing that Manager is acting as an independent contractor (and not as an agent) and that nothing therein is intended to create a partnership or joint venture between the real estate owner and Manager. Notwithstanding the foregoing, Purchaser shall use best efforts to agree to the final form of the New Management Agreement with Manager prior to the expiration of the Due Diligence Period (as evidenced by written confirmation in Purchaser’s Notice to Proceed), and in the event that Purchaser and Manager have not agreed to a final form prior to the expiration of the Due Diligence Period and Purchaser issues a Notice to Proceed, Purchaser shall use best efforts to enter into a form new management agreement with Manager or a different property manager prior to the Closing Date. For the avoidance of doubt, Purchaser’s failure to enter into a New Management Agreement with Manager, or a different form of new management agreement with a different property manager, as of the Closing Date shall not constitute a condition to the obligation of Purchaser to close under Article IX.

5.9Consulting Agreement. Purchaser shall use good faith efforts to negotiate and agree to a form of consulting agreement for the Assets with Seller (the “Consulting Agreement”), to be effective as of the Closing Date, providing that Seller, or Seller’s designated affiliates, will consult on the operation of the Assets following Closing. Notwithstanding the foregoing, Purchaser and Seller shall have agreed to the final form of the Consulting Agreement, in a form mutually agreeable to Purchaser and Seller prior to the expiration of the Due Diligence Period, and in the event that Purchaser and Seller have not agreed to a final form prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have waived its right to terminate this Agreement for failure of Purchaser and Seller to agree upon a Consulting Agreement, and the final form of

Consulting Agreement proposed by Seller prior to the expiration of the Due Diligence Period shall be deemed the agreed-upon Consulting Agreement.

5.10Residency Agreements.  Purchaser shall assume all Residency Agreements in effect as of the New ALR License issuance date (the “ALR License Transfer Date”) with the Residents of the Community; provided, however, Purchaser acknowledges and agrees that in order to comply with requirements of the Office of Health Care Quality (“OHCQ”), Purchaser shall be required to enter into an addendum between Purchaser’s licensed entity (the “Landlord”) and the applicable resident clarifying that such agreements is, as of the New ALR License issuance date, between the Landlord and the applicable resident (the “Residency Agreement Addendum”). Purchaser shall also indemnify the Seller Indemnified Parties (as defined below) from any Seller Indemnified Losses (as defined below) which the Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with Purchaser’s failure to execute all such Residency Agreement Addendums. The provisions of this Section 5.10 shall survive Closing.

ARTICLE VI.

SENIORS HOUSING OPERATING PORTFOLIO TAX COMPLIANCE;

OPERATING STRUCTURE

The parties acknowledge that Purchaser intends to acquire the Community as part of a seniors housing operating portfolio and may utilize one or more ownership and operating structures intended to achieve customary tax compliance objectives for such investments (including, if applicable, compliance with the Internal Revenue Code of 1986, as amended (the “Code”), and applicable REIT rules). Without limiting Purchaser’s rights under Section 13.6 (Assignment), Seller shall reasonably cooperate with Purchaser to facilitate such structure(s), including the matters set forth below.

6.1Operating Structure Definitions. For purposes of this Agreement: (a) “Owner” means the entity or entities designated by Purchaser to acquire and hold title to the Real Property; (b) “Operating Entity” means the entity or entities designated by Purchaser (which may include an affiliate of Purchaser) to lease the Real Property from the Owner and/or to conduct, directly or through other permitted entities, the operations of the Community; (c) “Independent Operator” means a third-party operator or manager (including an independent contractor) engaged to manage and/or operate the Community for the Operating Entity pursuant to an operating agreement or management agreement; and (d) “Operating Structure Documents” means the customary documents (if any) implementing the foregoing structure, which may include one or more leases, subleases, management agreements, sub-management agreements, operating agreements, estoppels, consents, certificates and acknowledgements.

6.2Structure; Designation of Closing Entities. Purchaser may designate one or more affiliates and/or other entities, including an Owner and/or an Operating Entity, to take and/or acquire some or all of the Personal Property and other Assets at Closing, and provided that Purchaser otherwise complies with the terms and conditions of Section 13.6, Seller shall convey such Assets to such designee(s) in accordance with Purchaser’s written direction delivered to Seller at least five (5) Business Days prior to Closing. No additional consent of Seller shall be required for such designation, and any such designee(s) shall be deemed Purchaser’s Permitted Assignee(s) for purposes of Section 13.6.

6.3Operating Agreements; Owner/Operator Separation. At or prior to Closing, Purchaser may cause the Owner and the Operating Entity (and/or other applicable affiliates) to enter into one or more customary arrangements to evidence the leasing and/or operation of the Community, and may cause the Operating Entity (and/or its permitted operator entity) to enter into an operating agreement or management agreement or sub-management agreement with an Independent Operator (collectively, the “Operating Agreements”) to be effective after and contingent upon Closing. Seller shall (and shall use commercially reasonable efforts to cause Manager to) reasonably cooperate, at no out-of-pocket cost or expense to Seller (except as otherwise provided herein), in connection with the documentation and implementation of the Operating Structure Documents, including by executing customary estoppels, consents, certificates and acknowledgements, each in form and substance reasonably acceptable to Seller, as may be reasonably requested by Purchaser, the Owner, the Operating Entity, any lender, and/or the title company; provided that Seller shall not be required to incur any liability or make any representation or warranty beyond those expressly set forth in this Agreement. The parties further acknowledge and agree that Seller shall not operate the Community after Closing and that, to the extent Purchaser’s structure requires separation of ownership and operations for tax compliance purposes, (i) the Independent Operator (and not the Owner) will have day-to-day responsibility for operating the Community pursuant to the Operating Agreements, (ii) the Operating Agreements will provide that the Independent Operator is acting as an independent contractor (and not as an agent) of the Owner, and (iii) nothing in the Operating Structure Documents will be intended to create a partnership, joint venture or similar relationship between the Owner and the Independent Operator.

ARTICLE VII.

OTHER COVENANTS

7.1Rents; Accounts Receivable; Move-in Deposits and Move-In Fees.

(a)Prior to the Closing, Seller shall or shall use commercially reasonably efforts to, as applicable, cause the Manager to bill the Residents in the ordinary course of business for amounts due under Residency Agreements in advance. Purchaser shall have responsibility for billing the amounts due under the New Residency Agreements after the Closing Date.  In addition, Seller also bills Residents for certain private pay items that are billed in arrears (including, if applicable, for items such as beauty services, meal tray delivery, long distance telephone charges, cable television, guest meals, therapy services and other similar items) attributable to the calendar month of Closing.  The portion of all rents under the Residency Agreements and all service fees under the Residency Agreements (the “Rents and Fees”) allocable to the time period before the Closing Date shall be allocated to Seller and the portion thereof allocable to the time period under the New Residency Agreements from and after the Closing Date shall be allocated to Purchaser and will be accounted for as part of the reconciliation process set forth in Section 11.5 below and Purchaser shall make the reimbursements.

(b) Delinquent Rents and Fees for the period prior to the Closing Date will remain the property of Seller.  Seller shall retain all rights in and title to all pre-closing accounts receivable except to the extent any portion relates in part to dates after the Closing Date.  With respect to the collection of delinquent Rents and Fees prior to the Closing Date, as to (i) former Residents or commercial tenants who are not Residents or commercial tenants on the Closing Date,

Seller may conduct whatever collection actions it deems commercially necessary and reasonable to recover such past due amounts, and (ii) Residents or commercial tenants who are Residents or commercial tenants on the Closing Date, Seller may not conduct any collection activity; provided, however, that Purchaser covenants and agrees to deliver past due notices and statements to the applicable Residents or commercial tenants for the first thirty (30) days after Closing and Seller covenants and agrees to write off any such amounts not collected within such thirty (30) day period.  Seller agrees that Seller will not evict any Resident or commercial tenant at the Community after the expiration of the Due Diligence Period without Purchaser’s prior written consent, which consent shall not be unreasonably delayed, conditioned or withheld (provided, however, the parties agree that Purchaser’s consent may be reasonably withheld if required to comply with Purchaser’s tax structure or rules and regulations related thereto); provided further, however, that Seller may, without obtaining Purchaser’s consent, evict any Resident or commercial tenant at the Community as Seller deems reasonably necessary in an emergency situation or for the health and safety of the Residents and the Community. Seller shall promptly provide Purchaser with written notice of any such eviction action after the commencement of the same.

(c)All Rents and Fees received by either party after the Closing Date from any Resident or commercial tenant which do not specify the service dates for which such payment relates will be applied as follows: (i) first, to rent and service fees of that Resident or commercial tenant due and payable to Purchaser and (ii) second, to the delinquent rents and service fees of that Resident or commercial tenant attributable to the periods before the Closing Date.  All payments received by either Purchaser or Seller from Residents which specify a date of service for such Residents shall be credited to the party who rendered the services on the specified dates.

(d)With respect to Community fees, deposits and move-in fees paid by any Resident of the Community who has not moved into the Community prior to the Closing Date (such deposits and fees, collectively “Move-in Deposits”), Purchaser shall be entitled to a credit at Closing for the portion of such Move-in Deposits that are refundable to any such Resident as of the Closing Date in accordance with the term of the applicable Residency Agreement or pursuant to applicable law. Seller shall deliver a list of such Move-in Deposits seven (7) Business Days prior to the Closing Date.

(e)With respect to any reimbursable concessions, including without limitation, “Wrap, Pack & Move” or closet allowance concessions, as such available Concessions are more specifically described on Exhibit F  attached hereto (collectively, the “Concessions”), that are offered to Residents prior to Closing but have not been reimbursed to such Residents prior to the Closing Date (collectively, the “Pre-Closing Concessions”), Purchaser shall be entitled to a credit at Closing for the portion of such Pre-Closing Concessions that have not been reimbursed to such Residents as of the Closing Date. Seller shall deliver a list of such Pre-Closing Concessions seven (7) Business Days prior to the Closing Date.

(f)At the Closing, Purchaser shall receive a credit equal to all rents received by Seller through and including the date one (1) day prior to the Closing Date for the month in which the Closing occurs prorated as of the Closing Date, subject to the reconciliation process set forth in Section 11.5 below (but only to the extent that such deposits were actually received by Seller or Manager and have not otherwise been applied by Seller to any obligations of any Residents under the Residency Agreements).  To the extent that checks for amounts due under any

Residency Agreements are made payable to the name of the Community or a variation thereof, Purchaser and Seller shall cooperate in order to ensure funds relating to periods prior to the Closing Date are credited to or received by Seller (subject to the provisions of Sections 7.1(c) and 11.5) and checks relating to period on or after the Closing Date are credited to or received by Purchaser.

(g)Each party agrees that they will provide each other with any information reasonably required to enable either party to complete its billing to Residents and commercial tenants.

ARTICLE VIII.

INDEMNIFICATION; CREDIT SUPPORT

8.1Indemnification by Seller.

(a)If Closing occurs, Seller shall indemnify, protect, defend, exculpate and hold Purchaser, Purchaser’s Permitted Assignees (defined below) and each of their partners, directors, members, shareholders, officers, employees and agents (collectively, “Purchaser Indemnified Parties”) harmless from and against, and agree promptly to defend Purchaser Indemnified Parties from and reimburse Purchaser Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations, penalties, interest and claims of any kind (including, without limitation, costs of investigation, reasonable attorneys’ fees and other legal costs and expenses) (collectively, “Purchaser Indemnified Losses”) which Purchaser Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i)Any breach, inaccuracy, misrepresentation or omission in any of the representations or warranties made by any Seller in (a) this Agreement or any Exhibit or Schedule hereto, or (b) any instrument, certificate or affidavit delivered by Seller at Closing, but not if Seller delivers to Purchaser a Seller Update Notice with respect to such breach, inaccuracy, misrepresentation or omission and Purchaser elects to go forward with Closing pursuant to Section 4.10 above or Purchaser otherwise has actual knowledge of such breach, inaccuracy, misrepresentation or omission prior to Closing and elects to go forward with Closing notwithstanding the same to the extent Purchaser would have had the right to terminate this Agreement on account of the same; and

(ii)Any breach of any covenant, agreement or undertaking made by Seller under this Agreement which expressly survives Closing or as set forth in any instrument, certificate or affidavit delivered by or on behalf of Seller at Closing.

(b)Notwithstanding anything to the contrary contained herein, Seller shall be liable for Purchaser Indemnified Losses pursuant to Section 8.1(a)(i) and (ii) only if the aggregate amount of such Purchaser Indemnified Losses exceeds the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the “Basket”), after which Seller shall be responsible for any such Purchaser Indemnified Losses, up to an aggregate cap of three percent (3%) of the Purchase Price (the “Cap”). Nothing set forth in this Article VIII or elsewhere in this Agreement or in any instrument, certificate, affidavit or Closing documents shall limit, affect or circumvent the provisions of Section 13.15 (As Is). Purchaser’s sole post-Closing remedy against Seller under this Agreement or any closing documents shall be as set forth under the terms of this Article VIII and all Seller liability other than liabilities arising from fraud or the willful misconduct of Seller under this Agreement shall be subject to the Cap. Notwithstanding anything contained in this Agreement to the contrary, with respect to all matters affecting title to the Real Property (and/or any portion thereof), and any liens or other encumbrances affecting the Real Property (and/or any portion thereof), but expressly excluding Monetary Encumbrances which Seller is obligated to discharge on or before Closing, Purchaser acknowledges and agrees that it is solely relying upon the Title Policy. If Purchaser has any claim under the Title Policy under this Agreement, Purchaser agrees that it will look first to the Title Policy for recovery on such claim, and Purchaser shall not assert any claim against Seller for a breach of a representation, warranty, or covenant with respect to such claim.  This obligation to first rely on the Title Policy shall survive the Closing.

(c)Claims for Purchaser Indemnified Losses by Purchaser Indemnified Parties may only be brought by such Purchaser Indemnified Party if Purchaser (or Purchaser’s Permitted Assignees, if applicable) joins in making such claim, it being the parties’ intent that Purchaser Indemnified Parties other than Purchaser (or Purchaser’s Permitted Assignees, if applicable) not have a separate and independent right to assert an indemnification claim pursuant to this Agreement unless Purchaser (or Purchaser’s Permitted Assignees, if applicable) joins in making such claim.

8.2Indemnification by Purchaser.

(a)If Closing occurs, Purchaser shall indemnify, protect, defend, exculpate and hold Seller, and Seller’s respective stockholders, partners, members, directors, officers, employees and agents (collectively, “Seller Indemnified Parties”) harmless from and against, and agree promptly to defend Seller Indemnified Parties from and reimburse Seller Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations, penalties, interest and claims of any kind (including, without limitation, costs of investigation, reasonable attorneys’ fees and other legal costs and expenses) (collectively, “Seller Indemnified Losses”) which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i)Any and all obligations of Purchaser (or Purchaser’s affiliates and agents) of any nature whatsoever, including, without limitation, all liabilities and obligations with respect to claims, damages or injury related to or arising out of Purchaser’s ownership, leasing or operation of the Real Property, the Personal Property, the Community or any other Assets after the Closing Date, except such obligations as may be assumed or retained by Seller;

(ii)Any breach, inaccuracy, misrepresentation or omission of any of the representations or warranties made by Purchaser in or pursuant to (a) this Agreement or any Exhibit or Schedule hereto or (b) any instrument, certificate or affidavit delivered by Purchaser at Closing, but not if Seller has actual knowledge of such breach, inaccuracy, misrepresentation or omission prior to Closing and elects to go forward with Closing notwithstanding the same; and

(iii)Any breach of any covenant, agreement or undertaking made by Purchaser under this Agreement which expressly survives Closing or as set forth in any instrument, certificate or affidavit delivered by or on behalf of Purchaser at Closing.

(b)Claims for Seller Indemnified Losses by Seller Indemnified Parties may only be brought by such Seller Indemnified Party if Seller joins in or consents to making such claim, it being the parties intent that Seller Indemnified Parties other than Seller not have a separate and independent right to assert an indemnification claim pursuant to this Agreement unless Seller joins in making such claim.

8.3Survival Period.  All of the representations and warranties of the parties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twelve (12) months after the Closing (the “Survival Period”).  All of the other covenants of the parties contained in this Agreement to be performed after Closing shall survive the Closing until such covenants are fully satisfied or performed (including continuing performance during a post-Closing time period specified herein with respect to such covenant). The period after the Closing Date during which a claim for indemnification may be asserted under this Agreement by an indemnified party under this Agreement shall commence on the Closing Date and terminate at the expiration of the Survival Period.

Notwithstanding the foregoing, if prior to the close of business on the last day of the Survival Period, an Indemnifying Party shall have been properly notified of a claim for indemnity and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

8.4Intentionally Omitted.

8.5Method of Indemnification.

(a)In the event of any claim which a party to this Agreement is to be indemnified under the provisions of this Article VIII, such party (the “Indemnitee”) shall notify the indemnifying Party (the “Indemnitor”) in writing of Indemnitee’s claim within the earlier of one hundred eighty (180) days following the date on which the Indemnitee first became aware of the claim and the end of the Survival Period (which written notice shall specify in reasonable detail the basis of such claim, including the specific provision(s) of this Agreement that the Indemnitee alleges to have been materially breached by the Indemnitor, if applicable, and the nature and amount of the losses allegedly incurred by the Indemnitee). In the event of a claim pursuant to Section 8.1(a)(i)-(ii) or Section 8.2(a)(i)-(iii), if the Indemnitee files an action against the Indemnitor for any claim, such action shall be filed before the day prior to the second anniversary of the Closing Date. The parties stipulate that the periods of time referenced above to give written notice of the alleged claim and to file the action with respect to such claim are reasonable and hereby waive any claims to the contrary. If the Indemnitee fails to timely notify the Indemnitor in writing or file such action within the required time periods as described above, such action shall be barred and the Indemnitor will not be obligated to indemnify the Indemnitee with respect to such claim.

(b)If a claim relates to a claim made by a third party against an Indemnitee, then the Indemnitor at its sole cost and expense shall defend, with counsel reasonably satisfactory to the Indemnitee, such claim by all appropriate proceedings, which proceedings will be diligently prosecuted to a final conclusion or will be settled at the discretion of the Indemnitor (with the consent of the Indemnitee, which shall not be unreasonably withheld and which shall be deemed to be provided if such settlement provides a release to the Indemnitee without the payment of any amount or the taking of any action or admission of liability by the Indemnitee). The Indemnitee will cooperate in such defense at the sole cost and expense of the Indemnitor.   Notwithstanding the foregoing, if the named parties to any proceeding include both the Indemnitee and the Indemnitor and, in the reasonable opinion of counsel to the Indemnitee, representation of both parties by the same counsel would be in conflict or otherwise inappropriate due to actual or potential differing interests between them, then the Indemnitee shall be entitled to retain separate counsel for the Indemnitee, at the expense of the Indemnitor (provided that the costs and expenses of such separate counsel are reasonable).

ARTICLE IX.

CONDITIONS TO THE OBLIGATIONS OF PURCHASER

Each and every obligation of Purchaser under this Agreement, except for the obligations of Purchaser to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions set forth in this Article IX, unless waived in writing by Purchaser or as otherwise set forth in Section 9.2 below.  In the event that any of the conditions set forth in this Article IX are not satisfied or waived in writing by Purchaser on or before the Closing Date, then Purchaser may, by notice to Seller, terminate this Agreement, whereupon Escrow Agent shall upon request by Purchaser, so long as Purchaser is not in default under this Agreement, refund the Deposit to Purchaser and neither party shall have any further rights, duties or obligations hereunder except for those provisions which expressly survive termination of this Agreement; provided, however, in the event such failure to satisfy a condition is a result of Seller’s default hereunder, the provisions of Section 12.1 shall apply. The conditions under this Article IX are as follows:

9.1Representations and Warranties; Performance.

(a)Subject to Section 4.10 above, the representations and warranties made by Seller herein and in the Seller Documents shall be true, complete, and correct in all material respects (other than representations and warranties which are qualified by materiality which shall be true and complete in all material respects) as of the Effective Date (or the Rep Recertification Date, as applicable) and at and as of the Closing, with the same effect as though made on and as of such date (other than those representations and warranties that speak as of another stated date, which representations and warranties shall have been true and correct in all material respects as of such date).

(b)Seller shall not be in default, after notice and opportunity to cure as set forth in Section 12.3 below, of any material covenants pursuant to this Agreement or any Seller Documents in any material respect as of Closing.

9.2No Destruction or Condemnation of Real Property.  The Community shall not have suffered material damage, destruction or condemnation loss not caused by Purchaser or its employees, agents, subcontractors or third party inspectors (nor shall either party have received notice of an impending material condemnation loss).  If, after the Effective Date, the Community incurs damage, destruction or condemnation loss not caused by Purchaser or its employees, agents, subcontractors or third party inspectors (or either party has received notice of an impending condemnation loss) which is material damage, destruction or loss, Purchaser may, by delivery of written notice to Seller within thirty (30) days thereafter, either (i) terminate this Agreement or (ii) waive its right to terminate this Agreement under this Section 9.2.  If Purchaser fails to deliver Seller a notice of termination within the time period set forth above, Purchaser shall be deemed to have elected option (i) above. If, after the Effective Date, the Community incurs damage, destruction or condemnation loss (or either party has received notice of an impending condemnation loss) which is not material damage, destruction or loss, or Purchaser waives its right to terminate this Agreement due to material damage, destruction or loss, then Seller may elect, in its sole discretion, to either (a) pay or assign to Purchaser all of Seller’s right to the proceeds of any condemnation award or insurance proceeds in connection therewith and proceed to Closing without making repairs, subject to the rights of any mortgagee with a credit against the Purchase Price equal to any amounts paid over to such mortgagee and with a credit against the Purchase Price equal to the amount of any deductible, co-payment or other reduction in proceeds (including any amount by which the estimated cost of repair exceeds any available insurance proceeds) and the Purchase Price shall be reduced by Seller’s and Purchaser’s mutually agreed reasonable estimate in writing of the amount by which the cost to repair the portion of the Assets affected by such damage, destruction, or loss exceeds such award, or (b) repair any such damage, destruction or loss (in all instances to restore the Community to full functional status consistent with prior operation (to the extent permitted by Applicable Law) before Purchaser shall be obligated to proceed to Closing.  In the event Seller elects option (b) above, the Closing Date may be extended for a period not to exceed sixty (60) days to allow Seller to complete such repairs; provided, however, that no Purchase Price Increase shall be due as a result of Seller’s election to extend the Closing Date in connection with this Section 9.2. For the purposes of this Section 9.2, “material damage, destruction or loss,” shall mean destruction of or damage to, or condemnation loss (or impending condemnation loss) of or at the Community that (A) is reasonably expected to cost at least One Million and No/100 Dollars ($1,000,000.00) to repair for destruction or damage or at least One Million and No/100 Dollars ($1,000,000.00)  for a condemnation loss (or impending condemnation loss), (B) permanently and materially interferes with the operation of the Community or (C) renders the Community less than a functional structure in which Purchaser can operate the Business. No damage, destruction or loss caused by Purchaser or its employees, agents, subcontractors or third party inspectors shall constitute “material damage, destruction or loss”, irrespective of the resulting repair costs. In no event shall Seller have any obligation to repair any damage, destruction or loss to any portion of the Community or Assets, but Seller shall have the right to do so at Seller’s election of option (b) above and to utilize insurance proceeds for such purpose.

9.3No Proceeding or Litigation.  No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that (i) prevents consummation of any of the transactions contemplated by this Agreement or (ii) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

9.4Title Insurance.  Title to the Real Property shall be as required by Section 4.6 above; provided, however, it shall not be a condition to Purchaser’s obligation to close that any endorsements be issued to the Title Policy and in the event that the Title Company is unable, due to no fault of Purchaser, to issue the Title Policy to Purchaser at Closing in accordance with Section 4.6 or this Section 9.4, prior to Purchaser having the right to terminate this Agreement due to failure of this condition precedent, Purchaser shall extend the Closing for up to ten (10) Business Days to allow Purchaser additional time to identify a replacement title company acceptable to Seller and committed to issue to Purchaser the Title Policy at Closing as required by Section 4.6.

9.5Substantial Completion of Assets. Seller shall have delivered to Purchaser evidence of substantial completion of construction of the Assets (the “Completion Evidence”), which Completion Evidence shall be satisfied by delivery by Seller of the close out documents specifically listed on Schedule 9.5.

9.6Other Agreements.  Seller shall have delivered into the Closing escrow its countersigned copies of the Seller Documents.

ARTICLE X.

CONDITIONS TO THE OBLIGATIONS OF SELLER

Each and every obligation of Seller under this Agreement, except for the obligations to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Seller.  In the event that any of the conditions set forth in this Article X are not satisfied or waived in writing by Seller on or before the Closing Date, then Seller may, by notice to Purchaser, terminate this Agreement, whereupon Escrow Agent shall refund the Deposit to Purchaser and neither party shall have any further rights, duties or obligations hereunder except for those provisions which expressly survive termination of this Agreement; provided, however, in the event such failure to satisfy a condition is solely as a result of Purchaser’s default hereunder, then the provisions of Section 12.2 shall apply.  The conditions under this Article X are as follows:

10.1Representations and Warranties; Performance.

(a)The representations and warranties made by Purchaser herein and in the Purchaser Documents, shall be true, complete, and correct in all material respects on and as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

(b)Purchaser shall have performed and complied with each of its covenants pursuant to this Agreement or any Purchaser Documents in all material respects through the Closing.

10.2New Management Agreement. Purchaser, or Purchaser’s designated affiliates (including, if applicable, the Operating Entity), and Manager shall have entered into the New Management Agreement (or a sub-management agreement, which the parties intend to constitute a tax-compliant Management Agreement), to be effective as of the Closing Date.

10.3Other Agreements.  Purchaser shall have delivered into the Closing escrow its countersigned copies of the Purchaser Documents and the Purchase Price, adjusted for any prorations, credits and additions for the benefit of Purchaser or Seller as specified in this Agreement, less the Deposit, by wire transfer of immediately available federal funds.

10.4No Proceeding or Litigation.  No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that (i) prevents consummation of any of the transactions contemplated by this Agreement or (ii) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

ARTICLE XI.

CLOSING

11.1Possession and Closing Documents.

(a)Possession.  Possession of all Assets sold hereunder shall be delivered to Purchaser on the Closing Date, and Seller shall provide notices, in the form provided by Purchaser and reasonably acceptable to Seller, to Transferred Employees and to Residents of such change in ownership if requested by Purchaser or if required by Applicable Law.

(b)Closing Documents.  Seller shall deliver to Purchaser on the Closing Date:

(i)duly executed deed for the Real Property, in the form attached hereto as Exhibit C;

(ii)any applicable transfer tax declarations and similar documents required to be executed by sellers of real estate, if any;

(iii)duly executed Assignment and Assumption Agreement, in the form attached hereto as Exhibit B;

(iv)duly executed Bill of Sale, in the form attached hereto as Exhibit D;

(v)such additional bills of sale, certificates of title and other appropriate instruments of assignment and conveyance, in form mutually but reasonably satisfactory to Purchaser and Seller, dated as of the Closing, conveying all title to the Assets, including the Personal Property, free and clear of all liens, liabilities, security interests or encumbrances except for the Permitted Exceptions;

(vi)an assignment of all intangible property necessary for the operation of the Community including, without limitation, documents, chattel paper, instruments, contract rights, deposit accounts, goodwill, going concern value, general intangibles, the right to use the trade names and lists of phone numbers, arising from or in connection with Seller’s operation or use of any part of the property, including, without limitation, the items set forth in clauses (viii) – (x) in the definition of “Assets”;

(vii)the Bridging Documents, if applicable;

(viii)assignment of the leased vehicles included in the FF&E;

(ix)a rent roll, certified by Seller in accordance with Section 2.4(b) herein and dated no earlier than five (5) Business Days prior to the Closing Date, which shall include such information for the Residents as provided in Schedule 2.4(b);

(x)to the extent not already delivered by Seller, and to the extent available and in Seller’s possession or control, originals of all of the Assumed Contracts, the Assumed Equipment Leases, the Residency Agreements and the Licenses;

(xi)evidence of the authority of Seller to execute and deliver the Seller Documents in order to effectuate the Closing;

(xii)evidence of termination of Seller’s Existing Management Agreement and leasing agreement, if any;

(xiii)if applicable, such customary estoppels, acknowledgements and/or certificates executed by Seller in connection with the proposed tax structure described in Article VI, each in form and substance reasonably acceptable to Purchaser;

(xiv)duly executed affidavit in form sufficient to obtain the Title Policy, without exception for standard exceptions, mechanic’s, materialman’s or other statutory liens and otherwise insuring title in the condition required hereunder (“Owner’s Affidavit”) and a customary gap indemnity agreement as the Title Company shall reasonably require (“Gap Indemnity”);

(xv)a closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation, the Purchase Price and the allocation of costs specified herein (“Seller Closing Statement”), duly executed by Seller;

(xvi)a certificate of Seller confirming that Seller has delivered (or made available) to Purchaser the Books and Records and other financial information of Seller and/or Manager relating to the Community reasonably necessary for Purchaser to prepare any SEC Financial Statements (as defined in Section 4.8), and authorizing Purchaser and Purchaser’s auditors to contact Seller’s and/or Manager’s personnel for reasonable follow-up questions in connection therewith, each in form and substance reasonably acceptable to Seller;

(xvii)duly executed certificate of Seller certifying that the condition set forth in Section 9.1(a) has been satisfied and met as of the Closing Date;

(xviii)duly executed certificate and affidavit of non-foreign status in the form attached hereto as Exhibit E;

(xix)duly executed Consulting Agreement;

(xx)a prorations schedule setting forth in reasonable detail all prorations contemplated by this Agreement (the “Prorations Schedule”) duly executed by Seller.

(c)Purchaser shall deliver to Seller or cause to be delivered to Seller on the Closing Date, in addition to the Deposit set forth in Section 1.4 above and the Purchase Price pursuant to Section 1.5 above, the following:

(i)duly executed Consulting Agreement;

(ii)duly executed Bridging Documents, if applicable;

(iii) any applicable transfer tax declarations and similar documents required to be executed by purchasers of real estate, if any;

(iv)duly executed Assignment and Assumption Agreement;

(v)duly executed certificate of Purchaser certifying that the condition set forth in Section 10.1(a) has been satisfied and met as of the Closing Date;

(vi)a closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation, the Purchase Price and the allocation of costs specified herein (“Purchaser Closing Statement”), duly executed by Purchaser;

(vii)a countersigned copy of the Assignment and Assumption Agreement; and

(viii)the Prorations Schedule, duly executed by Purchaser.

(d)Automatic Payment Methods.  Seller shall, or shall use commercially reasonable efforts to cause the Manager, as applicable, to terminate all electronic fund transfers and other automatic payment methods as of 11:59:59 p.m. on the day before the Closing Date and the last date through which Seller has responsibility for billing Residents in order to facilitate the transactions contemplated in this Agreement.

11.2Resident Funds.  At Closing, Seller shall, or shall use commercially reasonable efforts to cause Manager, as applicable, to provide Purchaser with an accounting of all funds belonging to Residents which are held by Seller in a custodial capacity (collectively, “Resident Funds”) as of Closing.  Such accounting will set forth the names of the Residents for whom such Resident Funds are held and the amounts held on behalf of each Resident.

At Closing, Seller shall or shall cause Manager, as applicable, to transfer all Resident Funds to a bank account designated by Purchaser and Purchaser shall, in writing, acknowledge receipt of and expressly assume all of Seller’s financial and custodial obligations with respect thereto, it being the intent and purpose of this provision that, at Closing, Seller will be relieved of all fiduciary and custodial obligation with respect to such Resident Funds and that Purchaser will assume all such obligations and be directly accountable to the Residents with respect to all Resident Funds actually received by Purchaser.

11.3Closing Adjustments.

(a)Financing Costs.  Purchaser will be responsible for payment of any and all costs imposed as a result of any financing Purchaser elects to put in place at Closing.  Seller will be responsible for any and all costs associated with the repayment, satisfaction and release of any Monetary Encumbrances, including without limitation any recording costs to release such

Monetary Encumbrances and any prepayment penalties, yield maintenance charges or other charges associated therewith.

(b)Real Estate and Personal Property Taxes; Prorations.  Real and personal property taxes and assessments shall be prorated as of the Closing Date.  Said prorations shall be based on the tax year of the district in which the Real Property and the Personal Property are located and shall be based on the most recent available bill.  Said prorations shall be made on an accrual basis with reference to the most recent available tax information with a post-closing reproration being made within thirty (30) days after either party’s receipt of the actual final tax bills for the applicable years, subject to Seller’s Tax Appeal Rights (defined below). If such amounts are not paid by Seller to Purchaser, or by Purchaser to Seller, as the case may be, within thirty (30) days, then the amount owed shall accrue interest thereafter at the rate of 1.5% per month; provided, however, that in no event will interest be charged in excess of the amount permitted by Applicable Law. Seller’s right to initiate, prosecute and/or settle any tax reduction proceedings in respect of the Assets relating to any period of Seller’s ownership of the Assets shall be deemed “Seller’s Tax Appeal Rights” and Purchaser shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the date of the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of the Closing shall belong to and be the property of Purchaser. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively; provided, however, that neither Seller nor Purchaser shall have any liability for any such fees or expenses in excess of the refunds or savings paid to such party unless such party initiated such proceeding. The provisions of this Section 11.3(b) shall survive Closing without limitation.

(c)Prepaid Rents and Fees, Move-in Deposits and Pre-Closing Concessions.  In accordance with Section 7.1, Purchaser shall receive credits for Rents and Fees which were actually received by Seller or Manager and have not been otherwise applied by Seller to any obligation of any Residents under the Residency Agreements for the month of Closing prorata, any Move-in Deposits in accordance with Section 7.1(d), and any Pre-Closing Concessions in accordance with Section 7.1(e), which amounts shall be subject to reconciliation pursuant to Section 11.5 below.

(d)Other Prorations.  Charges for water, fuel, gas, oil, heat, electricity and other utilities, operating charges and prepaid amounts under Assumed Contracts shall not be prorated as of the Closing Date as Seller will cause all utility accounts in Seller’s name to be terminated and Purchaser will establish new accounts in Purchaser’s name. Seller shall have the right to retain any deposits paid by Seller to any utility providers.

(e)Estimated Costs.  All payables, including accounts payable for utilities, payroll, services, supplies and materials, which accrue prior to the Closing Date shall be Seller’s responsibility and shall be subject to the reconciliation process described in Section 11.5 below.  All payables, including accounts payable for supplies, payroll, services and materials, which accrue after 12:00:00 a.m. on the Closing Date shall be paid by Purchaser.

(f)Closing Statement Accounting.  All calculations and prorations under this Section 11.3 shall be made on the accrual basis of accounting.

11.4Closing Costs.

(a)At or before Closing, Seller shall pay (i) fifty percent (50%) of the costs of  any applicable transfer tax, (ii) the cost of recording any releases to any exceptions to title that are not Permitted Exceptions, including but not limited to, all Monetary Encumbrances, (iii) any extended coverage premium or any endorsements for the Title Policy that Seller elects to purchase to cure Purchaser’s Objections, and (iv) fifty percent (50%) of any escrow or closing charges of the Title Company.

(b)At or before Closing, Purchaser shall pay (i) fifty percent (50%) of the costs of any applicable transfer tax, (ii)  the cost of any mortgage taxes, (iii) the costs of preparing and updating, if applicable, the Survey, (iv) all recording costs not described in Section 11.4(a) above, (v) the cost of the title exam fees, the title commitment and base Title Policy, any endorsements to the Title Policy except those that Seller elects to purchase to cure Purchaser’s Objections, and the cost of any lender’s policy of title insurance, and (vi) fifty percent (50%) of any escrow or closing charges of the Title Company.  In addition, if Purchaser elects to use a lender with this transaction, Purchaser shall pay the cost of any title insurance issued in favor of any lender of Purchaser, and the costs associated with the inspections and investigations conducted by Purchaser or its agents or representatives.

11.5Post-Closing Purchase Price Reconciliation.  Within sixty (60) days after the Closing Date, representatives of Purchaser shall prepare and deliver to Seller a proposed initial statement of reconciliation itemizing the following:  (i) all costs, charges and expenses paid by one party with respect to the Community that are properly allocable to the other party; and (ii) all resident rents, service fees, and, to the extent applicable, reimbursement from any third-party payor actually collected by either party with respect to the Community (the “Initial Reconciliation”) and to whom such fees should be properly allocated. The Initial Reconciliation shall include appropriate detail to identify the items being adjusted and shall provide documentation evidencing all expenses, costs, charges, service fees and resident rents. Promptly following Purchaser’s request, Seller shall use commercially reasonable efforts to deliver all information and documents reasonably requested by Purchaser in connection with its preparation of the Initial Reconciliation and the Final Reconciliation (defined below) statements. A final reconciliation of all expenses, costs, charges, service fees and resident rents shall be prepared by Purchaser and delivered to Seller within ninety (90) days after the Closing Date (the “Final Reconciliation”).  Throughout the period leading up to the Initial Reconciliation and the Final Reconciliation, each party shall provide to the other party any information it may receive regarding the revenue and expense items described in subparagraphs (i) and (ii) of this Section 11.5.  The Final Reconciliation shall appropriately reflect the net amount owed to Purchaser or to Seller as a result of such reconciliation.  After approval of the Final Reconciliation by both parties, the party determined to owe cash as a result of such Final Reconciliation shall promptly pay such cash to the other party.  If Purchaser and Seller cannot agree upon a Final Reconciliation, then the determination of a Final Reconciliation shall be made by an independent CPA firm mutually selected by Purchaser and Seller, whose determination shall be binding upon Purchaser and Seller.  The party who does not prevail in the dispute resolution shall also pay the fees and costs of the CPA firm.

ARTICLE XII.

DEFAULT AND REMEDIES

12.1Seller Default.  Notwithstanding anything to the contrary contained in this Agreement, if Purchaser gains actual knowledge prior to Closing that a representation or warranty of Seller under this Agreement has been materially breached and Seller has not delivered a Seller Update Notice pursuant to Section 4.10 above, or if Seller otherwise fails to perform a material covenant or obligation of Seller in accordance with the terms of this Agreement and such breach of such representation, warranty or covenant continues after notice and opportunity to cure as provided in Section 12.3 below, Purchaser may, as its sole and exclusive remedy, either (i) terminate this Agreement by written notice to Seller and obtain a return of the Deposit, in which event neither party shall have any rights or obligations under this Agreement except for those which expressly survive termination, or (ii) sue for specific performance of this Agreement. Purchaser shall be deemed to have elected to terminate this Agreement and waived its remedy of specific performance if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before ten (10) Business Days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Real Property is located within thirty (30) days following the scheduled Closing Date. Notwithstanding anything herein to the contrary or any other provision of this Agreement, any agreement contemplated by this Agreement or any rights which Purchaser might otherwise have at law, equity or by statute, in no event shall Seller be liable to Purchaser for incidental, consequential or punitive damages for breach of this Agreement or the documents delivered at Closing and all Seller liability shall be limited to the Cap. The provisions of this Section 12.1 shall survive Closing.

12.2Purchaser Default.  Notwithstanding anything to the contrary contained in this Agreement, if Seller gains actual knowledge prior to Closing that a representation or warranty of Purchaser under this Agreement has been materially breached or if Purchaser otherwise fails to perform a material covenant or obligation of Purchaser in accordance with the terms of this Agreement and such breach of such representation, warranty or covenant continues after notice and opportunity to cure as provided in Section 12.3 below, Seller may, as its sole and exclusive remedy, terminate this Agreement by written notice to Purchaser, in which event the Deposit shall be forfeited to Seller as liquidated damages and not as a penalty, this Agreement shall be null and void and neither party shall have any rights or obligations under this Agreement except for those which expressly survive termination.

12.3Opportunity to Cure.   No party to this Agreement may terminate this Agreement prior to Closing or pursue any other remedy referred to in this Article XII on account of a breach of a covenant or warranty by the other party hereunder without first giving the other party written notice of such breach (Purchaser hereby agreeing to give such written notice to Seller within one (1) Business Day after Purchaser first learns of any such breach by Seller), and not less than ten (10) days within which to cure such breach. The Closing Date shall be postponed, if necessary, to afford such opportunity to cure but in no event shall such postponement delay the Closing Date beyond the Outside Closing Date or, so long as such postponement is only pursuant to Purchaser’s right to cure hereunder, require Purchaser to make any Purchase Price Increase.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

13.1Amendment and Modification.  This Agreement may be amended, modified and supplemented only by written agreement of all the parties with respect to any of the terms contained herein.

13.2Waiver of Compliance; Consent.  Any failure of Seller on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant, agreement or condition may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 13.2.

13.3Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be, or sent by (i) electronic mail or facsimile transmission, (ii) personally delivered or (iii) sent by overnight commercial delivery service, and such notice shall be effective when received at the following addresses:

(a) If to Seller, to:

Silverstone Bethesda Owner, LLC
c/o Silverstone Senior Living, LLC
3710 Rawlins Street, Suite 800
Dallas, Texas 75219
Attention: Matt Aubé
E-mail: *****

And

Attention: Robert H. Zeiller
E-mail: *****

with copies to (which shall not constitute notice):

Jackson Walker LLP
2323 Ross Avenue, Suite 600
Dallas, Texas 75201
Attention: Meredith Brewster
E-mail: *****

And

Attention: Kim Trapani
E-mail: *****

And

Compatriot Capital, Inc.
8235 Douglas Ave., 10th Floor
Dallas, Texas 75225
Attention: Thomas H. Sharpe
Email: *****

And

Attention: Austin C. Whitmore, Esq.
E-mail: *****

(b) If to Purchaser, to:

Chiron Real Estate Inc.
7373 Wisconsin Avenue, Suite 800
Bethesda, Maryland 20814
Attention: Jamie Barber
Email: *****

and to:

Attn: Matthew Wolf
Taft Law
Suite 2200
80 South 8th Street
Minneapolis, MN 55402
*****

or to such other person or address as any party shall furnish to the other parties in writing pursuant to this Section 13.3. Refusal to accept delivery or change of address for which no notice was given shall be deemed to be effective delivery hereunder.  Notices delivered by counsel to Purchaser shall be deemed given by Purchaser and notices delivered by counsel to  Seller shall be deemed given by Seller.

13.4Brokers and Finders; Expenses.  Each of Purchaser and Seller represents and warrants to the other that such party has not retained any broker or finder in connection with this transaction. Seller on the one hand, and Purchaser, on the other, each agrees to indemnify the other for any losses incurred with respect to a breach of this Section 13.4.  Except as otherwise provided herein, each party hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

13.5Attorneys’ Fees.  In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by such party in connection with any action, suit or proceeding to enforce the other’s obligations under this Agreement, including any appellate or bankruptcy proceedings resulting therefrom (subject to the Cap on Seller’s liability pursuant to Article VIII above).

13.6Assignment.  This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns.  Purchaser may assign its rights under the Agreement in whole or in part, without the prior written consent of Seller, to any entity controlling, controlled by or under common control with Purchaser (a “Purchaser’s Permitted Assignee”), provided that Purchaser shall not be released from its liability hereunder in connection with or as a result of such assignment and Purchaser’s assignee shall agree in writing to be bound by all obligations of Purchaser hereunder.  Upon an assignment by Purchaser of its rights under the Agreement in accordance with this Section 13.6, Purchaser’s Permitted Assignee shall be deemed to be the Purchaser hereunder and shall be the beneficiary of all of Seller’s warranties, representations and covenants in favor of Purchaser under this Agreement. Purchaser shall provide Seller written notice and an executed copy of any such assignment.

13.7Governing Law.  This Agreement shall be governed by the laws of the State of Maryland as to, among other things, matters of validity, construction, effect and performance but exclusive of its conflicts of laws provisions.

13.8Business Day.  If the date for the giving of notice or performance of any duty or obligation hereunder falls on a day that is not a Business Day, such date shall be automatically extended to the next Business Day.  As used herein, a “Business Day” means any day other than a Saturday, Sunday or any other day on which banks are authorized to be closed in the State of Maryland.

13.9Counterparts; Electronic or Facsimile Signature.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Executed counterparts of this Agreement or any amendment hereto may be delivered by electronic or facsimile transmission.

13.10Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.11Entire Agreement.  This Agreement, which term as used throughout includes the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matters contained herein.

13.12Reliance.  In executing and in carrying out the provisions of this Agreement, the parties are relying solely on the representations, warranties and agreements contained in this Agreement and on any writing delivered pursuant to provisions of this Agreement or at the Closing of the transactions herein provided for and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

13.13Publicity.  Except as otherwise expressly permitted under this Agreement, no party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, which approval may be withheld in either party’s sole discretion; provided, however, that any party may make the following public disclosure (without the consent of the other party): if prior to Closing, such disclosure, it believes in good faith, is required by Applicable Law or stock market rule (in which case to the extent practicable the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure. Further, in accordance with the confidentiality provisions of this Agreement, Purchaser may publicly disclose the existence of this Agreement and disclose any information relating to the subject matter of this Agreement requested by any regulatory or governmental agency during the course of a routine, non-targeted examination. All public announcements by Purchaser shall be subject to Seller’s prior written approval, which may not be unreasonably withheld, delayed or conditioned and Seller shall use best efforts to promptly respond to any such request for consent.

13.14Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

13.15AS IS.  IT IS UNDERSTOOD AND AGREED THAT EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, (A) THIS AGREEMENT, THE DUE DILIGENCE ITEMS AND THE SALE OF THE REAL PROPERTY, PERSONAL PROPERTY, THE COMMUNITY AND THE ASSETS ARE BEING PROVIDED, MADE OR SOLD, AS APPLICABLE, without representation, covenant, or warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law, statutory) BY SELLER AND PURCHASED AND ACCEPTED BY PURCHASER ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, SUBJECT TO ANY CONDITION WHICH MAY EXIST, AND WITHOUT THE EXISTENCE OF AND WITHOUT RELIANCE UPON ANY REPRESENTATION, WARRANTY, AGREEMENT, OR STATEMENT BY SELLER, OR ANYONE ACTING ON BEHALF OF SELLER, ALL of which Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from and Seller hereby disclaims, AND no warranty or representation is made by Seller as to design, quality, condition, operation or income, compliance with drawings or specifications, absence of defects, absence of hazardous or toxic substances, absence of faults, flooding, or compliance with laws and regulations including, without limitation, those relating to health, safety, and the environment; (B) PURCHASER IS BEING GIVEN THE OPPORTUNITY TO THOROUGHLY INSPECT AND EXAMINE THE REAL PROPERTY, PERSONAL PROPERTY, THE COMMUNITY AND THE ASSETS TO THE EXTENT DEEMED NECESSARY BY PURCHASER IN ORDER TO ENABLE PURCHASER TO EVALUATE THE PURCHASE ON THE FOREGOING BASIS; AND (C) PURCHASER IS RELYING SOLELY UPON SUCH INSPECTIONS, EXAMINATION, AND EVALUATION BY PURCHASER IN PURCHASING ON AN “AS IS”, “WHERE IS” AND

“WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATION, WARRANTY, AGREEMENT OR STATEMENT BY SELLER OR ANYONE ACTING ON BEHALF OF SELLER, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE, EXCEPT AS MAY BE SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS.  SELLER EXPRESSLY DISCLAIMS, WHICH PURCHASER HEREBY ACKNOWLEDGES AND ACCEPTS, ANY IMPLIED WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, that may not have been revealed by Purchaser’s inspections. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from any significant disparate bargaining position in relation to Seller. The provisions of this Section 13.15 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the closing documents.

13.16Limitation of Liability.  Each party acknowledges and agrees that (i) it will have no claims or causes of action against any disclosed or undisclosed, direct or indirect member, partner, owner, principal, parent, subsidiary or other affiliate of the other party (the “Protected Affiliates”), or any officer, director, manager, employee, trustee, agent or shareholder of such other party or any of the Protected Affiliates (together with the Protected Affiliates, the “Protected Parties”), arising out of or in connection with this Agreement or the transactions contemplated by this Agreement, and (ii) it shall not sue or otherwise seek to enforce any personal obligation of the other against any of the Protected Parties with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.  The terms and provisions of this Section 13.16 shall survive Closing or any termination of this Agreement.

13.17Like-Kind Exchange. Seller and Purchaser acknowledge that either party may be contemplating a “like-kind exchange” under Section 1031 of the United States Internal Revenue Code (simultaneous, deferred or reverse) and similar provisions of applicable state law (“Exchange”) and either party may, without the other’s consent, assign its rights under this Agreement to a qualified intermediary to effect the Exchange.  Each party will make reasonable efforts to cooperate with the other party’s reasonable requests to effect the Exchange; provided that (i) neither party shall be required to incur any additional costs, expenses or liability in connection with the other party’s Exchange, (ii) neither party shall be obligated to execute any note, contract, deed or other document not otherwise expressly provided for in this Agreement providing for any personal liability (other than a consent to assignment to the qualified intermediary, if required), (iii) neither party shall be obligated to take title to any property other than the Property, (iv) the exchanging party is not released from any obligations or liability under this Agreement and (v) the exchanging party will indemnify, defend and hold the other party harmless from and against all expenses, losses, costs (including, without limitation, reasonable attorney’s fees), damages and claims resulting from the exchanging party’s Exchange or attempted Exchange. For the avoidance of doubt, either party shall have the right to delay Closing for a reasonable amount of time under this Section 13.17 and in the event Purchaser elects to effect a “like-kind exchange” as contemplated hereunder and such delay is at the election of Purchaser, such delay of Closing elected by Purchaser shall be subject to the terms and conditions of Section 1.2(a) hereof.

13.18Time. Time is of the essence in the performance of this Agreement.

13.19Exclusivity. From the Effective Date through the earliest of (a) the Closing Date, and (b) earlier termination of this Agreement, Seller agrees not to solicit or entertain other bids or proposals to purchase the Assets from any other person or entity (“Purchaser’s Exclusivity Right”). Notwithstanding the foregoing, Purchaser’s Exclusivity Right shall automatically terminate upon Purchaser’s default under this Agreement, subject to any notice and cure rights hereunder.

13.20No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 12.2 hereof.  In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 13.20 shall survive any termination of this Agreement as a surviving obligation.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized representatives to execute this Agreement as of the date first written above.

PURCHASER:

XRN BETHESDA, LLC,
a Delaware limited liability company

By:	/s/ Mark Decker, Jr.
Name:	Mark O. Decker, Jr.
Title:	Authorized Signatory

[SIGNATURE PAGES CONTINUE ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized representatives to execute this Agreement as of the date first written above.

SELLER:

SILVERSTONE BETHESDA OWNER, LLC, a
Delaware limited liability company

By:	/s/ Matt Aubé
Name:	Matt Aubé
Title:	Authorized Signatory

EXHIBIT A

LEGAL DESCRIPTION

Exhibit A-1

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit B-1

EXHIBIT C

Form of Special Warranty Deed

Exhibit C-1

EXHIBIT D

BILL OF SALE

Exhibit D-1

EXHIBIT E

Exhibit E-1

EXHIBIT F

CONCESSIONS AVAILABLE TO BE OFFERED

Exhibit F

EXHIBIT H

BRIDGING DOCUMENTS

Exhibit H

SCHEDULE 9.5

COMPLETION EVIDENCE

Exhibit 9.5